                                [GTSI Logo]
                   GOVERNMENT TECHNOLOGY SERVICES, INC.
                        4100 LAFAYETTE CENTER DRIVE
                      CHANTILLY, VIRGINIA  20151-1200

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD MAY 12, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the "Annual Meeting") of Government Technology Services, Inc., a Delaware corporation (the "Company"), will be held at 9:00 a.m. on Tuesday, May 12, 1998, at the Company's headquarters located at 4100 Lafayette Center Drive in Chantilly, Virginia, for the following purposes, each as more fully described in the attached Proxy Statement:

     1. To approve the conversion of the Company's Series C Preferred Stock into Common Stock (subject to approval of proposal 2 below).

     2. To amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 20,000,000.

     3.   To elect eight directors to serve for the ensuing year.

     4. To approve an amendment to the Company's 1996 Stock Option Plan to increase by 1,000,000 the number of shares of Common Stock authorized for issuance thereunder (subject to approval of proposal 2 above).

     5. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     Only record holders of common stock at the close of business on March 16, 1998 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment(s) thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, in order to ensure your representation at the Annual Meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy.


                                        By Order of the Board of Directors

                                        Judith B. Kassel
                                        Corporate Secretary

Chantilly, Virginia
April 13, 1998
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                                                                          1
                                [GTSI Logo]
                   GOVERNMENT TECHNOLOGY SERVICES, INC.

                              PROXY STATEMENT

              INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board") of Government Technology Services, Inc. ("GTSI" or the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, May 12, 1998 at 9:00 a.m., Eastern Time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's headquarters located at 4100 Lafayette Center Drive in Chantilly, Virginia.

     These proxy solicitation materials are being first mailed on or about April 13, 1998 to all stockholders entitled to vote at the Annual Meeting.

     Only stockholders of record at the close of business on March 16, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 6,806,084 shares of common stock were issued and, after giving effect to 49,904 shares held in treasury, 6,756,180 shares were outstanding.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

     As to all matters to be voted upon at the Annual Meeting, each stockholder is entitled to one vote for each share of the Company's common stock (the "Common Stock") held. The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote constitutes a quorum for the conduct of business at the Annual Meeting. Approval of Proposal 1 and Proposal 2 requires the affirmative vote of a majority of the outstanding Common Stock. With respect to Proposal 3, if a quorum is present at the Annual Meeting, the nominees for director receiving the highest number of votes up to the number of directors to be elected will be elected. With respect to Proposal 4, the affirmative vote of a majority of shares present in person or by proxy and entitled to vote is required for approval. Abstentions are included in the determination of the number of shares present and entitled to vote for purposes of determining the presence of a quorum and where approval of a matter requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. Broker non-votes are counted as shares that are present and entitled to vote for purposes of
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                                                                          2
determining a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for purposes of determining the presence of a quorum but will not be treated as present and entitled to vote with respect to that matter.

     IF A STOCKHOLDER RETURNS A PROXY AND NO INSTRUCTIONS ARE GIVEN, SUCH SHARES WILL BE VOTED "FOR" EACH NOMINEE AS DIRECTOR AND "FOR" EACH OF THE OTHER PROPOSALS IN THIS PROXY STATEMENT.

     The cost of this solicitation will be borne by the Company. The Company has retained the services of Corporate Investor Communications, Inc. to solicit proxies from brokers and nominees and to distribute proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated cost of such services is approximately $14,500 including out-of-pocket expenses. Pursuant to Securities and Exchange Commission ("SEC") rules, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited personally or by telephone or telegram by certain of the Company's directors, officers and regular employees, without additional compensation.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's annual meeting of stockholders to be held in 1999, including the nomination of persons to serve on the Board of Directors, must be received by the Company's Secretary not later than December 11, 1998, for inclusion in the proxy statement for that meeting. It is recommended that stockholders submitting proposals direct them to the Secretary of the Company via certified mail, return receipt requested, in order to ensure timely delivery. No stockholder proposals were received with respect to the Annual Meeting scheduled for May 12, 1998.

ABSENCE OF APPRAISAL RIGHTS

     Under Delaware law, objecting stockholders will have no appraisal, dissenters' or similar rights (i.e., the right to seek a judicial determination of the "fair value" of the Common Stock and to compel the Company to purchase their Common Stock for cash in that amount) with respect to matters presented at the Annual Meeting, and the Company will not voluntarily accord such rights to stockholders.

                        FORWARD-LOOKING STATEMENTS

     This Proxy Statement, including certain documents incorporated herein by reference, contains "forward-looking" statements that involve certain risks and uncertainties. Actual results may differ materially from results express or implied by such forward-looking statements, based on numerous factors. Such factors include, but are not limited to, competition in the government markets, buying patterns of the Company's customers, general

                                                                          3
economic and political conditions, results of negotiations with the Company's lenders concerning a new credit facility, changes in laws and government procurement regulations, and other risks described in this Proxy Statement and in the Company's other SEC filings. For these statements, the Company claims the protection of the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995.

                               PROPOSAL 1 --
                APPROVAL OF THE CONVERSION OF THE COMPANY'S
                SERIES C PREFERRED STOCK INTO COMMON STOCK

BACKGROUND AND DESCRIPTION OF AND REASONS FOR CONVERSION PROPOSAL

     The Board submits and recommends for stockholder approval a proposal (the "Conversion Proposal") to convert the Company's Series C 8% Cumulative Redeemable Convertible Preferred Stock, $0.25 par value per share (the "Series C Preferred Stock"), an aggregate of 15,375 shares of which were recently issued to BTG, Inc., into 3,000,000 shares of Common Stock, $0.005 par value per share (the "Common Stock"). In addition, the Board submits and recommends for stockholder approval a proposal to amend the Company's certificate of incorporation increasing the number of authorized shares of Common Stock from 10,000,000 to 20,000,000 (the "Charter Amendment Proposal"). See "Proposal 2."

     CONVERSION OF SERIES C PREFERRED STOCK INTO COMMON STOCK. On February 12, 1998, the Company and BTG, Inc. and two of its subsidiaries (collectively "BTG") entered into an asset purchase agreement (the "Asset Purchase Agreement") under which the Company acquired from BTG substantially all of the assets of the BTG division that is a reseller of computer hardware, software and integrated systems to the federal government (the "Division"). The acquired assets consisted primarily of inventory and rights under certain contracts and intangible personal property, along with furniture, fixtures, supplies and equipment. In addition, the Company assumed certain BTG liabilities to be performed under specified BTG contracts relating to the Division and certain liabilities arising from the ownership or operation of the acquired assets after the closing. The Company paid at closing $7,325,265 in cash (after a $174,735 adjustment for accrued vacation liability and satisfaction of an outstanding invoice owed by BTG) and issued 15,375 shares, having a liquidation preference of $15,375,000, of the Series C Preferred Stock.
The Company paid an additional $500,000 in cash upon the release of liens on certain items of equipment which are part of the acquired assets. A portion of the consideration, $800,000 in cash and 1,538 shares of Series C Preferred Stock, is being held under an escrow agreement to secure BTG's indemnification obligations under the Asset Purchase Agreement. Under the Asset Purchase Agreement, BTG is obligated to repay to the Company up to $4.5 million to the extent that there is a shortfall in the amounts that the Company receives from dispositions of certain inventory acquired.

     Subsequent to the closing, BTG delivered to the Company certain other inventory for which BTG has submitted an invoice in the amount of $3,500,000, as estimated by BTG, payable net 90 days. The Company and BTG are engaged in discussions regarding the manner of crediting and disposing

                                                                          4
of such inventory and payment therefor under the Asset Purchase Agreement or under a possible amendment or supplement thereto, or other agreement, that the parties may negotiate.

     Pursuant to the Asset Purchase Agreement, the Company agreed to convene a meeting of stockholders no later than January 1, 1999 (the "First Meeting") to approve the Conversion Proposal and the Charter Amendment Proposal. If the Conversion Proposal and the Charter Amendment Proposal are approved, the Series C Preferred Stock will be converted automatically into that number of shares of Common Stock equal to the liquidation preference of the Series C Preferred Stock ($15,375,000 or $1,000 per share) plus all accrued and unpaid dividends thereon divided by the conversion price of $5.125. If the Conversion Proposal and the Charter Amendment Proposal are approved at the Annual Meeting, which will be the First Meeting, the Series C Preferred Stock will be converted into 3,000,000 shares of Common Stock. If the Conversion Proposal and the Charter Amendment Proposal are not approved at the Annual Meeting, (a) the Company has agreed to convene a second meeting of stockholders no later than January 1, 2000 (the "Second Meeting") to approve the Conversion Proposal and the Charter Amendment Proposal, and (b) the Series C Preferred Stock will begin to accrue dividends. See "Comparison of Series C Preferred Stock and Common Stock - Dividends."

     The Company agreed to recommend that holders of Common Stock vote in favor of the Conversion Proposal and the Charter Amendment Proposal and each member of the Board at the time of execution of the Asset Purchase Agreement agreed to vote any Common Stock over which he or she has voting power in favor of such Proposals.

     The Company's acquisition of the Division, as structured in the original letter of intent executed on December 18, 1997, contemplated the payment of $8 million in cash and the issuance of 3,000,000 shares of Common Stock to BTG, subject to the prior approval of the Company's stockholders. As events unfolded after the original letter of intent was executed, however, the Company and BTG concluded that the delay in consummation of the transaction necessitated by the stockholder approval requirement would jeopardize the transaction's viability. Thus, to expedite the transaction, and thereby preserve its value, on January 9, 1998, the Company and BTG amended the letter of intent in pertinent part to provide for (i) the issuance of the Series C Preferred Stock at the closing, which did not necessitate prior stockholder approval, and (ii) the subsequent solicitation of stockholder approval of the Conversion Proposal and the Charter Amendment Proposal. It was a condition to BTG's agreement to the revised structure, however, that the Board agree to recommend the Conversion Proposal and the Charter Amendment Proposal to the Company's stockholders. The Board believed and was prepared to recommend to the stockholders that the terms of the acquisition as originally envisioned, including the issuance of Common Stock, were fair and in the stockholders' best interests and, therefore, the Board agreed to this condition.

     The Board has determined that it is in the best interests of the Company to convert the Series C Preferred Stock into Common Stock as described herein.
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                                                                          5
     Approval of the Conversion Proposal requires the affirmative vote of the holders of a majority of the outstanding Common Stock. The Company cannot effect the Conversion Proposal without approval of the Charter Amendment Proposal, which requires the affirmative vote of the holders of a majority of the outstanding Common Stock.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE CONVERSION PROPOSAL.

EFFECTS OF CONVERSION PROPOSAL AND CHARTER AMENDMENT PROPOSAL

     Issuance of Common Stock to BTG in exchange for Series C Preferred Stock, as a result of approval of the Conversion Proposal and the Charter Amendment Proposal at the Annual Meeting, would have the following effects on the holders of Common Stock:

     1. The Series C Preferred Stock, along with its preferential rights, including liquidation, dividend and other rights and preferences, would be eliminated, as would the Company's ability to redeem such Preferred Stock.

     2. The outstanding Common Stock would be increased by 3,000,000 shares, representing approximately 30.8% of the then outstanding Common Stock. This would dilute the voting power of the Common Stock holders, although the BTG Group has agreed in the Standstill Agreement (as defined below), subject to certain qualifications, to vote its Common Stock in favor of the Board's nominees for director in at least the same proportion as the percentage of other votes cast for the election of such nominees.

     3. The issuance of the Common Stock to BTG would limit BTG's equity interest in the Company to 30.8%. If the Conversion Proposal and the Charter Amendment Proposal are not approved, the Series C Preferred Stock would begin to accrue dividends in the form of additional shares of Series C Preferred Stock at the rate of at least 8% per annum for so long as such Preferred Stock remains outstanding. This dividend accrual would result in an annual increase in BTG's equity interest in the Company and a corresponding annual dilution of the Common Stock holders' equity interest in the Company. In this connection, while the Company is entitled under the terms of the Series C Preferred Stock to pay dividends in cash in lieu of additional shares of Series C Preferred Stock, the Company is currently precluded from doing so under the terms of its credit agreement and, in any event, the Company does not anticipate that cash dividends will be paid in the foreseeable future.

     The foregoing description of certain effects is qualified in its entirety by reference to the detailed comparison of the terms of the Series C Preferred Stock and the Common Stock set forth in "Comparison of Series C Preferred Stock and Common Stock" below.

     Authorization of additional shares of Common Stock could, under certain circumstances, have a dilutive effective and anti-takeover effect. The Company's issuance of additional shares of Common Stock could reduce earnings per share and dilute the economic interests of the Company's

                                                                          6
stockholders. Also, the Company could issue the additional Common Stock in an effort to impede a hostile attempt to obtain control of the Company, thereby diluting the voting power of the outstanding Common Stock and increasing the potential cost of acquiring control of the Company. The Board, however, is not aware of any attempt by a third party to take control of the Company and the Board has not submitted the Conversion Proposal in response to any takeover attempt.

     Conversion of the Series C Preferred Stock to 3 million shares of Common Stock would have a dilutive effect on net tangible book value per share. At December 31, 1997, the Company's historical net tangible book value was approximately $39.3 million, or $5.82 per share. Giving effect to the acquisition of the BTG Division as if it had occurred at January 1, 1997, and assuming the conversion of the Preferred Stock to Common Stock had occurred as of the same date, net tangible book value would have been approximately $52.3 million, or $5.36 per share. If the preferred stock is not assumed to be converted, net tangible book value would have been $52.3 million, or $7.74 per share.

     The Conversion of the Series C Preferred Stock to Common Stock would have an anti-dilutive effect on earnings per share due to the Company's loss position during 1997. The Company's historical loss per share at December 31, 1997 was $0.76. Giving effect to the acquisition of the BTG Division as if it had occurred at January 1, 1997, and assuming the conversion of the Preferred Stock to Common Stock had occurred as of the same date, the Company's loss per share would have been $0.49. If the preferred stock is not assumed to be converted, loss per share would have been $0.71.

     The conversion of Preferred Stock to Common Stock is not expected to have any Federal income tax effect on the existing holders of Common Stock.

     If the Conversion Proposal is not approved at the Annual Meeting (whether or not the Charter Amendment Proposal is approved), (a) the Series C Preferred Stock will not be converted into Common Stock (unless and until conversion is approved by the stockholders at a subsequent meeting); (b) the Series C Preferred Stock will begin to accrue dividends; and (c) the Board intends to resubmit the Conversion Proposal for approval of stockholders no later than January 1, 2000, pursuant to the Company's obligations under the Asset Purchase Agreement.

INTERESTS OF CERTAIN PERSONS

     In considering the Board's recommendation to vote in favor of the Conversion Proposal and the Charter Amendment Proposal, stockholders should consider that the Company's directors and officers may have certain interests that are different from, or in addition to, the interests of stockholders generally. The Company is submitting for approval of the stockholders a proposal to amend the Company's 1996 Stock Option Plan to increase by 1,000,000 the number of shares of Common Stock authorized for issuance thereunder. See "Proposal 4." The Charter Amendment Proposal will increase the number of authorized shares of Common Stock needed to effect the proposed amendment of the Company's 1966 Stock Option Plan as well as the Conversion Proposal.

                                                                          7
     In addition, in January 1998 the Company, with the approval of the Compensation Committee, entered into an agreement with Federal Airways Corporation, of which Lee Johnson, a Company director, is the owner and president. The agreement provides that the Company would pay the following compensation for Mr. Johnson's services: (a) a daily fee of $1,500 (an aggregate of $99,000 for 66 days devoted to the acquisition effort); (b) a cash payment of $300,000 payable after closing; (c) an option to purchase 50,000 shares of Common Stock at $5.25 per share (i.e., the closing price of the Common Stock on December 18, 1997, the date of execution of the initial letter of intent with BTG, Inc.), fully vested and exercisable for a term of 10 years from December 18, 1997; and (d) reimbursement of reasonable expenses incurred (which aggregated $11,877). As of March 1, 1998, Federal Airways had been paid an aggregate of $410,877 under the foregoing agreement.

     Prior to the negotiations between the Company and BTG, Inc., the Company and M. Dendy Young had begun discussions regarding a new employment agreement for Mr. Young. An employment agreement between the Company and Mr. Young was also required by the Asset Purchase Agreement. Prior to the execution and closing of the Asset Purchase Agreement, the Company entered into a new employment agreement with Mr. Young. The employment agreement, dated as of January 1, 1998, provides for the Company's employment of Mr. Young as its president and chief executive officer at an annual salary of $300,000 per year (subject to review annually by the Board), plus an annual bonus of up to $150,000 based on the Company's earnings before interest and taxes and annualized net income divided by average assets, plus certain fringe benefits and perquisites. The term of Mr. Young's employment under the employment agreement is from January 1, 1998 until December 31, 2000. See "Executive Compensation and Other Information - Employment Agreements and Termination of Employment and Change of Control Arrangements."

     As described above, under the Asset Purchase Agreement, each member of the Board agreed to vote any Common Stock over which he or she has voting power in favor of the Conversion Proposal and the Charter Amendment Proposal. As of the Record Date, the members of the Board in the aggregate have voting power with respect to 337,732 shares of Common Stock representing approximately 5% of the outstanding Common Stock entitled to vote at the Annual Meeting.

COMPARISON OF SERIES C PREFERRED STOCK AND COMMON STOCK

     Set forth below is a summary comparison of certain terms of the outstanding Series C Preferred Stock with those of the Common Stock that will be received by BTG, Inc. if the Conversion Proposal and the Charter Amendment are approved. The terms of the Series C Preferred Stock are set forth in a Certificate of Designations, Preferences and Rights of the
Series C Preferred Stock (the "Series C Certificate of Designations").
This summary is qualified in its entirety by reference to the full text of the Series C Certificate of Designations, which is annexed hereto at Appendix A. The Series C Certificate of Designations was filed with the Delaware Secretary of State on February 12, 1998, in connection with the execution and closing of the Asset Purchase Agreement.
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                                                                          8
     The Series C Preferred Stock and the Common Stock into which the
Series C Preferred will be converted are subject to a certain standstill agreement dated as of February 12, 1998 between the Company and BTG, Inc. (the "Standstill Agreement"). This summary is qualified in its entirety by reference to the full text of the Standstill Agreement, which is annexed hereto as Appendix B. The Standstill Agreement will continue in effect until February 12, 2004 and thereafter for so long as BTG, Inc. and its affiliates (collectively and individually, the "BTG Group") beneficially own (a) in the aggregate 5% or more of the total combined voting power of Voting Securities (as defined below) or (b) the Series C Preferred Stock; however, in no event will the Standstill Agreement continue after February 12, 2008.

     NUMBER OF SHARES. There are 100,000 shares of the Series C Preferred Stock authorized, of which 15,375 shares were issued to BTG, Inc. on February 12, 1998. Of the 10,000,000 shares of Common Stock currently authorized, 6,756,180 shares are issued and outstanding, 49,904 shares are held in treasury, an additional 2,349,592 shares of Common stock are reserved for issuance upon the exercise of outstanding stock options, and an additional 227,267 shares are reserved for issuance upon the exercise of options that are subject to future grants.

     If the Conversion Proposal and the Charter Amendment Proposal are approved at the Annual Meeting, the 15,375 shares of Series C Preferred Stock will be converted automatically into 3,000,000 shares of Common Stock
and the number of authorized shares will be increased to 20,000,000.   Of
the 20,000,000 shares of Common Stock that will be authorized, 9,756,180 shares will be issued and outstanding (assuming no other changes to the issued and outstanding Common Stock) and BTG, Inc. will be the beneficial owner of 3,000,000 of such shares representing approximately 30.8% of the then outstanding Common Stock.

     RANK. With respect to dividends and distributions upon voluntary or involuntary liquidation, dissolution and winding-up of the Company, the Series C Preferred Stock ranks (a) senior to the Common Stock and each other class of the Company's capital stock or series of preferred stock that the Company may create which is not Senior Stock or Parity Stock, (b) equally with any Parity Stock and (c) junior to any Senior Stock. "Parity Stock" means any class or series of stock the terms of which provide that it is entitled to participate equally with the Series C Preferred Stock with respect to any dividend or distribution or upon liquidation, dissolution or winding-up of the Company's affairs. There is no Parity Stock outstanding presently. "Senior Stock" means any class or series of stock the terms of which provide that it is entitled to a preference to the Series C Preferred Stock with respect to any dividend or distribution or upon voluntary or involuntary liquidation, dissolution or winding-up of the Company's affairs. There is no Senior Stock presently outstanding.

     DIVIDENDS. On the Dividend Commencement Date, the record holders of Series C Preferred Stock will be entitled to receive dividends, when, as and if declared by the Board, out of funds legally available for payment of dividends, at the annual rate of 8% of the Liquidation Preference. All
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                                                                          9
dividends will (a) accrue and be cumulative from the Dividend Commencement Date with respect to the 15,375 shares of Series C Preferred Stock issued to BTG, Inc. and (b) when, as and if declared by the Board, will be payable annually in arrears on each Dividend Payment Date commencing with the first Dividend Payment Date after the Dividend Commencement Date with respect to the 15,375 shares of Series C Preferred Stock. The "Dividend Commencement Date" means the earlier of (a) January 1, 1999 and (b) the date on which the Annual Meeting is held if at such meeting Stockholders Approval is not obtained. "Stockholders Approval" means the approval of the Conversion Proposal and the Charter Amendment Proposal by the holders of a majority of the outstanding Common Stock entitled to vote thereon at the Annual Meeting or, as the case may be, the Second Meeting. "Liquidation Preference" means $1,000 per share of Series C Preferred Stock. "Dividend Payment Date" means each anniversary of the Dividend Commencement Date.

     In lieu of paying part or all of a dividend in cash or permitting the unpaid dividend to accrue additional dividends thereon as described below, the Company, at its option, is entitled to declare and pay any part or all of such dividend in additional shares of Series C Preferred Stock with a Liquidation Preference equal to the amount of the dividend payable in Series C Preferred Stock. The Company has reserved 84,625 authorized but unissued shares of Series C Preferred Stock for such purpose.

     For any Dividend Period in which dividends are not paid in full (whether in cash or in additional Series C Preferred Stock as described above) on the Dividend Payment Date next succeeding the end of such Dividend Period, then on such Dividend Payment Date such accrued and unpaid dividends will be added (solely for the purpose of calculating dividends payable on the Series C Preferred Stock outstanding immediately prior to such Dividend Payment Date) to the Liquidation Preference of the Series C Preferred Stock at the beginning of the Dividend Period succeeding the Dividend Period as to which such dividends were not paid and will thereafter accrue additional dividends at the annual rate of 8% until such accrued and unpaid dividends have been paid in full. "Dividend Period" means the period from and including the Dividend Commencement Date to, but not including, the first Dividend Payment Date, and thereafter, each annual period from, and including, the Dividend Payment Date to, but not including, the next Dividend Payment Date.

     Unless and until all dividend arrearages on the Series C Preferred Stock have been paid in full (whether in cash or in additional Series C Preferred Stock), all dividends declared by the Board upon Series C Preferred Stock or Parity Stock, if any, will be declared pro rata with respect to all Series C Preferred Stock and Parity Stock then outstanding.

     While any Series C Preferred Stock is outstanding, the Company will not (a) declare, pay or set apart for payment any dividend on any Junior Stock, (b) make any payment on account of, or set apart for payment money for a sinking or other similar fund for the purchase, redemption or other retirement of any Junior Stock or any warrants, rights, calls or options exercisable for any Junior Stock, (c) make any distribution in respect thereof, or (d) permit any subsidiary of the Company to do any of the

                                                                         10
foregoing in respect of such Junior Stock, unless and until all dividend arrearages on the Series C Preferred Stock have been paid in full (whether in cash or in additional Series C Preferred Stock) or declared and a sum of money or a number of additional shares of Series C Preferred Stock sufficient for such payment has been set apart. "Junior Stock" means all classes of Common Stock and each other class of the Company's capital stock or series of preferred stock that the Company may create which is not Senior Stock or Parity Stock.

     The record holders of Common Stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available for payment of dividends.

     The Company has never paid cash dividends. The Company's present policy is to retain earnings to finance the growth and development of its business and, therefore, the Company does not anticipate paying cash dividends on the Common Stock, or on the Preferred Stock if the Conversion Proposal and the Charter Amendment Proposal are not approved in the foreseeable future. Furthermore, certain financial covenants in the Company's bank credit agreement restrict the Company's ability to pay dividends.

     LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company's affairs, before any payment will be made or assets distributed to the holders of any Junior Stock, the holders of Series C Preferred Stock will be entitled to be paid out of the Company's assets available for distribution to its stockholders an amount equal to the Liquidation Preference for each share outstanding plus all accrued but unpaid dividends thereon to the date of such liquidation, dissolution or winding-up. If the Company's assets are not sufficient to pay in full the liquidation payments payable to the holders of the Series C Preferred Stock and the holders of any outstanding Parity Stock, then the holders of the Series C Preferred Stock and the holders of any Parity Stock will share ratably in such distribution of assets in accordance with the amounts which would be payable on such distributions if the amount to which such holders are entitled were paid in full. For the purposes of the foregoing, neither the sale, conveyance, exchange or transfer of all or substantially all of the Company's assets nor the consolidation or merger of the Company with or into one or more corporations will be deemed a voluntary or involuntary liquidation, dissolution or winding-up of the Company's affairs.

     In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company's affairs, holders of Common Stock will be entitled to receive, pro rata, payments or assets available for distribution after the payments or distributions to the holders of any Series C Preferred Stock, Parity Stock or Senior Stock.

     VOTING RIGHTS. The holders of a majority of the Series C Preferred Stock, voting as a single class, have the right to elect to the Board a director designated as the "Series C Director." In addition, the holders of a majority of the Series C Preferred Stock have the right to nominate,

                                                                         11
subject to approval by the Board, an independent director designated as the "Joint Director." The Joint Director may not be (a) a director, officer or employee of or otherwise paid any compensation or remuneration by any holder of Series C Preferred Stock or (b) an officer or employee of or otherwise paid any compensation or remuneration (other than director's fees) by the Company.

     BTG, as the holder of the Series C Preferred Stock, elected Dr. Edward
H. Bersoff, who is BTG's president and chief executive officer, as the Series C Director. BTG nominated and the Board has approved John M. Toups, a Company director since October 1997, as the Joint Director.

     The rights of the holders of the Series C Preferred Stock with respect to the Joint Director will automatically terminate if the total Liquidation Preference with respect to the Series C Preferred Stock owned by BTG, Inc. plus all accrued and unpaid dividends thereon falls below 66 2/3% of the total Liquidation Preference of the then outstanding Series C Preferred Stock plus all accrued and unpaid dividends thereon. The holders of a majority of the Series C Preferred Stock will have the exclusive right to remove such Series C Director without cause at any time and to designate another individual as the Series C Director. The term of the first Series C Director began on February 12, 1998 and will expire at the Annual Meeting. The Series C Director will be elected annually at each annual meeting of stockholders for a term of office to expire at the first succeeding annual meeting after his election and until his successor is duly elected and has qualified or until his earlier resignation or removal. Such election may be effected by written consent executed by the holders of a majority of the Series C Preferred Stock. If none of the Series C Preferred Stock remains outstanding, the Series C Director will be deemed to have resigned as of such date. If the Series C Preferred Stock is no longer outstanding as a result of its conversion into Common Stock, the BTG Group will be entitled to designate two persons for nomination for election to the Board, as described below, in lieu of the Series C Director and the Joint Director.

     While any Series C Preferred Stock is outstanding, without the affirmative vote or consent of holders of at least a majority of the outstanding Series C Preferred Stock, voting or consenting, as the case may be, as one class, the Company may not (a) issue or reclassify any authorized stock of the Company into, or issue any obligation or security convertible into or evidencing a right to purchase, any Senior Stock or Parity Stock or any preferred stock having rights senior or equal to those of the Series C Preferred Stock, (b) reclassify the Series C Preferred Stock, or (c) amend its Certificate of Incorporation or the Series C Certificate of Designations so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of Series C Preferred Stock or to increase or decrease the authorized number of shares of Series C Preferred Stock.

                                                                         12
     Except as described above or as may be required by Delaware law, the holders of Series C Preferred Stock will not be entitled to vote on any matters submitted to holders of the Company's capital stock. In any case in which the holders of Series C Preferred Stock will be entitled to vote as a separate class, each holder will be entitled to one vote for each share of Series C Preferred Stock then held.

     The holders of Common Stock generally have the right to vote on all matters submitted to a vote of stockholders, with each holder of record of Common Stock entitled to one vote for each share held.

     The Standstill Agreement contains certain provisions regarding voting rights of the BTG Group upon conversion of the Series C Preferred Stock
into Common Stock.   After the date the Series C Preferred Stock is
converted into Common Stock and until such time as the BTG Group owns less than 15% of the Company's issued and outstanding Voting Securities, the BTG Group will be entitled to designate (a) one person for nomination to the holders of Common Stock for election to the Board (the "BTG Designee"), and
(b) one additional person for nomination to the holders of Common Stock for election to the Board, who will be an independent person approved by the Board in its sole discretion (the "Joint Designee"). The Joint Designee may not be (a) a director, officer or employee of or otherwise paid any compensation or remuneration by any member of the BTG Group or (b) an officer or employee of or otherwise paid any compensation or remuneration (other than director's fees) by the Company. The Company has agreed to nominate and recommend for approval such BTG Designee and such Joint Designee at each annual meeting of holders of Common Stock for the election of directors to the Board. The BTG Designee and the Joint Designee will be nominated for election to the Board annually at the time of each annual meeting of stockholders for a term of office to expire at the first succeeding annual meeting of stockholders after such election and until such director's successor is duly elected and has qualified or until his earlier resignation or removal. A vacancy of the BTG Designee position on the Board will be filled by the Board after designation by the BTG Group.
A vacancy of the Joint Designee position on the Board will be filled by the Board, following nomination by the BTG Group. The BTG Designee will be deemed to have resigned immediately as of such time as the BTG Group beneficially owns in the aggregate less than 15% of the issued and outstanding Voting Securities.

     Without the prior consent of the Board, authorized by a majority of its directors other than any directors who are BTG nominees, neither BTG nor any member of the BTG Group will have in the aggregate more than two nominees on the Board. In connection with the election of directors to the Board, the BTG Group has agreed to vote its Voting Securities in favor of any Company nominee to the Board (a) who is a member of the Board as of February 12, 1998 or (b) becomes a member of the Board after February 12, 1998 in an election in which the BTG Group voted its Voting Securities in his or her favor, in either case in at least the same proportion as the percentage of other Voting Securities cast for the election of such nominee.

                                                                         13
     REDEMPTION. At any time on or after the Dividend Commencement Date, the Company may at its option redeem, in whole but not in part, all of the Series C Preferred Stock. If the redemption date occurs during the period from the Dividend Commencement Date to the date on which the Second Meeting is held, the redemption price will be equal to the Liquidation Preference plus accrued and unpaid dividends thereon to the redemption date plus an amount equal to 8% of the Liquidation Preference multiplied by a fraction the numerator of which will be the number of days from the redemption date to the earlier of (a) the first anniversary of the Annual Meeting and (b) January 1, 2000, and the denominator of which will be 365. If the redemption date occurs on or after the Adjustment Date (defined as the earlier of January 1, 2000 and the date on which the Second Meeting is held if at such meeting Stockholders Approval is not obtained), the redemption price will be equal to the Liquidation Preference plus accrued and unpaid dividends thereon to the redemption date plus an amount equal to 2% of the sum of the Liquidation Preference and accrued and unpaid dividends thereon attributable to the period commencing with the Adjustment Date to the redemption date.

     The Common Stock is not subject to redemption by the Company.

     Under the Standstill Agreement, after the date the Series C Preferred Stock is converted into Common Stock, the Company will have the option (the "Call Option") to repurchase all, but not less than all, of the Voting Securities beneficially owned by the BTG Group if any of the following occurs: (a) the Continuing Directors (as defined) of BTG fail to constitute a majority of the BTG board of directors; (b) no member of any slate of directors recommended by the BTG board is elected to the BTG board by the stockholders of BTG in any election; or (c) the BTG board approves, or BTG executes, an agreement providing for a merger or consolidation of BTG, a sale of substantially all of BTG's assets or any similar transaction (subject to certain exceptions). "Continuing Directors" means all persons serving as members of the BTG board of directors as of February 12, 1998, together with all other persons whose election to such board will subsequently be effected by, or recommended to, the stockholders of BTG by at least two-thirds of the Continuing Directors then in office.

     If the Company exercises the Call Option, the Company must do so within 30 days after the occurrence of any of the triggering events described above and must pay an amount equal to the product of the number of shares of Common Stock or units of other Voting Securities to be repurchased and the Market Price of such securities on the settlement date. In lieu of promptly settling the exercise of the Call Option, the Company will have the right to direct BTG to sell the Voting Securities covered thereby in open market transactions and BTG must do so as soon thereafter as reasonably practicable. The "Market Price" of any Voting Securities as of any date means the average of the closing price per share of Common Stock on the Nasdaq National Market for the 10 consecutive trading days prior to such date.

                                                                         14
     CONVERSION. As of the Conversion Date, the Series C Preferred Stock will automatically be reclassified as and converted into Common Stock without any action of the holder of the Series C Preferred Stock. Each share of Series C Preferred Stock will be converted into such number of shares of Common Stock that equals the Liquidation Preference of the Series C Preferred Stock plus all accrued but unpaid dividends thereon to, but not including, the Conversion Date divided by the Conversion Price; provided that if the Conversion Date occurs after the Dividend Commencement Date, the Company, in lieu of issuing Common Stock in respect of all or any part of the accrued but unpaid dividends, will be entitled to pay in cash all or any part of such unpaid dividends (the "Cash Election"). If the Company exercises the Cash Election, it will do so on a pro rata basis in respect of the outstanding Series C Preferred Stock. The "Conversion Price" means initially $5.125 subject to certain anti-dilution adjustments described below. The "Conversion Date" means the date on which the Charter Amendment has been filed with the Delaware Secretary of State and has become effective under the Delaware General Corporation Law. If any Series C Preferred Stock is called for redemption (as discussed above), such shares will no longer be subject to conversion into Common Stock.

     Certain anti-dilution adjustments will be made to the Conversion Price from time to time upon the following events, subject to certain exceptions and limitations: (a) if the Company (i) declares a dividend or makes a distribution on the outstanding Common stock in capital stock of the Company, (ii) subdivides or reclassifies the outstanding Common stock into a greater number of shares (or into other securities or property), or (iii) combines or reclassifies the outstanding Common Stock into a smaller number of shares (or into other securities or property); (b) if the Company fixes a record date for the issuance of rights, options or warrants to all holders of Common Stock entitling them for a specified period to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share less than the Current Market Price of Common Stock on such record date; (c) if the Company fixes a record date for the making of a distribution to all holders of Common
Stock (i) of shares of any class other than Common Stock, (ii) of evidences of indebtedness of the Company or any subsidiary, (iii) of assets or other property or (iv) of rights, options or warrants (excluding those rights, options or warrants resulting in an adjustment pursuant to clause (b) above); (d) if the Company issues Common Stock for a consideration per share less than the Current Market Price per share on the date the Company fixes the offering price of such additional shares; (e) if the Company issues any securities convertible into or exchangeable for Common Stock (excluding (i) securities issued in transactions resulting in adjustment pursuant to clauses (b) and (c) above, (ii) Series C Preferred Stock and
(iii) upon conversion of any of such securities) for a consideration per share of Common Stock deliverable upon conversion or exchange of such securities less than the Current Market Price per share in effect immediately prior to the issuance of such securities; and (f) if the Company repurchases (by way of tender offer, exchange offer or otherwise) any Common Stock for a per share consideration which exceeds the Current
Market Price of a share of Common Stock on the date immediately prior to such repurchase. "Current Market Price" per share at any date means the

                                                                         15
average of the daily Closing Price for the Common Stock for the 10 consecutive trading days commencing 14 trading days before such date and "Closing Price" means the last reported sale price regular way. The formulas for calculating the anti-dilution adjustments are set forth in the Series A Certificate of Designations, Appendix A hereto.

     In the event of a consolidation with or merger of the Company into another corporation, or in the event of any sale or conveyance of assets to another corporation of the assets of the Company as an entirety or substantially as an entirety, then adequate provisions will be made whereby each holder of Series C Preferred Stock will have the right to receive, from such successor or purchasing corporation, as the case may be, in lieu of the Common Stock immediately prior thereto receivable upon the conversion of such Series C Preferred Stock, the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such Series C Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or conveyance.

     In the event of any reclassification or change of the Common Stock issuable upon conversion of Series C Preferred Stock, or in the event of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification or change of the Common Stock, adequate provisions will be made whereby each holder of Series C Preferred Stock will have the right to receive, in lieu of the Common Stock immediately prior thereto receivable upon the conversion of Series C Preferred Stock, the kind and amount of stock, other securities, property or cash or any combination thereof receivable upon such reclassification, change, consolidation or merger, by a holder of the number of shares of Common Stock into which such Series C Preferred Stock might have been converted immediately prior to such reclassification, change, consolidation or merger.

     In addition to the adjustments required in accordance with the foregoing, the Company may make such reductions in the Conversion Price as it considers to be advisable so that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients.

     If any event occurs as to which the foregoing provisions are not strictly applicable or, if strictly applicable, would not, in the Board's good faith judgment, fairly protect the conversion rights of the Series C Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board will make adjustments in the application of such provisions, in accordance with such essential intents and principles, as shall be reasonably necessary, in the Board's good faith opinion, to protect such conversion rights as described, but in no event will any adjustment have the effect of increasing the Conversion Price, or otherwise adversely affect the holders of the Series C Preferred Stock.

                                                                         16
     The Common Stock is not convertible into any other securities of the Company.

     CERTAIN RESTRICTIONS. Under the Standstill Agreement, BTG, Inc. agreed that while the Standstill Agreement remains in effect, it will not, nor will it permit any of its affiliates to, without the Company's prior consent authorized by a majority of the Board, acquire, by purchase or otherwise: (a) if the BTG Group beneficially owns any Series C Preferred Stock, any beneficial ownership of Voting Securities (except by way of stock dividends or other distributions or offerings made available by the Company to holders of Voting Securities generally), if after such acquisition the BTG Group would beneficially own in the aggregate 5% or more of the total combined voting power of the Voting Securities outstanding immediately following any such acquisition; provided that no Voting Securities may be acquired by the BTG Group prior to the earlier of the First Meeting and January 1, 1999; or (b) if the Series C Preferred Stock has been converted to Common Stock as a result of Stockholders Approval, any beneficial ownership of Voting Securities (except by way of stock dividends or other distributions or offerings made available by the Company to holders of Voting Securities generally), if after such acquisition the BTG Group would beneficially own in the aggregate more than 30.8% of the total combined voting power of the Voting Securities outstanding immediately following any such acquisition. "Voting Securities" means the Company's outstanding securities entitled to vote generally for the election of directors, including the Common Stock, or securities convertible into, or entitling the holder thereof to acquire such voting securities; "Voting Securities" does not include the Series C Preferred Stock.

     BTG, Inc. also agreed that while the Standstill Agreement remains in effect, it will not, nor will it permit any of its affiliates to, without the Company's prior consent authorized by a majority of the Board: (a) deposit any Voting Securities in a voting trust or subject them to any arrangement or agreement with respect to the voting thereof; (b) solicit proxies with respect to Voting Securities under any circumstance or become a participant in a solicitation in opposition to the recommendation of a majority of the Board with respect to any matter; provided that if Stockholders Approval has not been obtained by the earlier of the Second Meeting or January 1, 2000, nothing in the Standstill Agreement will prohibit the BTG Group from soliciting proxies or becoming a participant in a solicitation for the sole purpose of proposing and voting in favor of a proposal to require the conversion of the Series C Preferred Stock into Common Stock in accordance with the terms of the Series C Preferred Stock and to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock to facilitate such conversion; provided further that nothing in the Standstill Agreement will prohibit the BTG Group from soliciting proxies or becoming a participant in a solicitation in opposition to any proposal by the Board which, if adopted, would adversely affect (i) the rights of the holders of the Series C Preferred Stock if then beneficially owned by the BTG Group or (ii) the rights of BTG to designate the BTG Designee and the Joint Designee; (c) except with respect to the Conversion Proposal, initiate, propose or

                                                                         17
otherwise solicit stockholders for the approval of one or more proposals relating to the Company, or induce or attempt to induce any other person to initiate any stockholder proposal with respect to the Company; (d) join a partnership or other group or otherwise act in concert with any other person for the purpose of acquiring, holding, voting or disposing of Voting Securities; or (e) make any proposal to the Board or otherwise with respect to the acquisition of any beneficial ownership of Voting Securities by the BTG Group or with respect to a merger or consolidation with, or a sale of a substantial portion of the Company's assets to, the BTG Group.

     In addition, BTG agreed that, while the Standstill Agreement remains in effect, it will not, nor will it permit any member of the BTG Group to, without the prior consent of the Company authorized by a majority of the Board, transfer any Voting Securities, other than: (a) to a wholly owned subsidiary of BTG, Inc. or by any such person to BTG, Inc.; (b) pursuant to Rule 144 under the Securities Act of 1933, as amended; (c) pursuant to any tender offer or exchange offer recommended to the stockholders by the Board; (d) pursuant to any public offering of Voting Securities (with certain exceptions); or (e) as a result of any pledge to a financial institution to secure a loan, or the foreclosure of any lien which may be placed on any Voting Securities.


                               PROPOSAL 2 --
          APPROVAL OF THE AMENDMENT OF THE COMPANY'S CERTIFICATE
           OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED
           SHARES OF COMMON STOCK FROM 10,000,000 TO 20,000,000

     As discussed in Proposal 1, the Board submits and recommends for stockholder approval a proposal to increase the number of authorized shares of Common Stock from 10,000,000 to 20,000,000 to effect the Conversion Proposal and to ensure the availability of a sufficient number of additional shares of Common Stock for various corporate purposes. The additional authorized Common Stock would provide the Company with flexibility to raise capital through the future sale of Common Stock or other securities convertible into or exercisable for Common Stock, to make acquisitions payable through the issuance of Common Stock or other securities convertible into or exercisable for Common Stock, and, subject to any requisite stockholder approval, to reserve additional Common Stock for the exercise of stock options under existing and future stock option plans, including the proposed amendment of the Company's 1996 Stock Option Plan. See "Proposal 4." Other than the issuance of Common Stock to BTG to effect the Conversion Proposal, and, if approved by the stockholders at the Annual Meeting, the reservation of 1,000,000 additional shares for issuance under the Company's 1996 Stock Option Plan, the Company does not have any current plan to issue any of the additional Common Stock to be authorized.

     For a discussion of certain effects of the Charter Amendment Proposal (as well as the Conversion Proposal), see "Proposal 1 - Effects of Conversion Proposal and Charter Amendment Proposal."

                                                                         18
     For a discussion of interests of certain of the Company's directors and officers relating to the Charter Amendment Proposal (as well as the Conversion Proposal), see "Proposal 1 - Interests of Certain Persons."

     The Board has determined that the Charter Amendment is in the best interests of the Company.

     If the Charter Amendment Proposal is approved, but the Conversion Proposal is not approved, (a) the Series C Preferred Stock will not be converted into Common Stock (unless and until conversion is approved by the stockholders at a subsequent meeting); (b) the Series C Preferred Stock will begin to accrue dividends; and (c) the Board intends to resubmit the Conversion Proposal for approval of stockholders no later than January 1, 2000, pursuant to the Company's obligations under the Asset Purchase Agreement.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE CHARTER AMENDMENT PROPOSAL.


                  THE COMPANY'S FINANCIAL STATEMENTS AND
                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the SEC on March 30, 1998. The portions of such Form 10-K containing such financial statements and management's discussion and analysis are incorporated herein by reference.


                  THE DIVISION'S FINANCIAL STATEMENTS AND
                      PRO FORMA FINANCIAL INFORMATION

     Financial statements for the Division acquired by the Company from BTG, Inc. and certain pro forma financial information are included in the Company's Report on Form 8-K/A filed with the SEC on April 2, 1998, which is incorporated herein by reference.

                                                                         19
                    PROPOSAL 3 -- ELECTION OF DIRECTORS

NOMINEES

     Eight directors will be elected at the Annual Meeting by the holders of the Company's Common Stock as of the Record Date. An additional director, Dr. Edward H. Bersoff, age 55, has been elected as the "Series C Director" by BTG, Inc., the holder of 15,375 shares, having a liquidation preference of $15,375,000, of the Series C Preferred Stock. One of the nominees, John M. Toups, has been nominated by BTG, Inc., and approved by the Board, as the "Joint Director." See "Proposal 1 -- Comparison of Series C Preferred Stock and Common Stock -- Voting Rights."

     Unless otherwise instructed, proxy holders will vote the proxies received by them for the Company's eight nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who will be designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.
The term of office of each person elected as a director will continue until the next annual meeting of stockholders and such time as his or her successor is duly elected and qualified, or until his or her earlier resignation, removal or death.

     The names of the nominees, and certain information about them, are set forth below:

          NAME               AGE     POSITION(S) WITH THE COMPANY
-----------------------      ---     ----------------------------
Tania Amochaev                48     Director
Gerald W. Ebker               59     Director
Lee Johnson                   70     Director
Steven Kelman, Ph.D.          49     Director
James J. Leto                 54     Director
Lawrence J. Schoenberg        65     Chairman of the Board
John M. Toups                 72     Director
M. Dendy Young                50     President and Chief Executive
                                     Officer, and a Director

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

     There is no family relationship between any director or executive officer of the Company and any other director or executive officer of the Company.

     Ms. Amochaev has been a director since October 1994.  Since February
1997, she has been the Chair of the Executive Committee of QuickResponse Services, Inc., the leading provider of demand chain management services for the retail industry, where she served as President from May 1992 until February 1997, and additionally as Chief Executive Officer from May 1993

                                                                         20
until February 1997. From May 1988 to March 1992, she was Chief Executive Officer of Natural Language, Inc., a client server database tool software company. Ms. Amochaev is also a director of QuickResponse Services, Inc.; Symantec Corporation; and Walker Interactive Systems, Inc.

     Mr. Ebker has been a director since April 1994 and served as Chief Executive Officer from November 1 to December 18, 1995. From March 1963 until his retirement in December 1993, he held a number of executive management positions with various subsidiaries of IBM Corporation, retiring as IBM Vice President and Chairman and Chief Executive Officer of IBM Federal Systems Company, a government systems integrator.

     Mr. Johnson has been a director since March 1996. Since March 1984, he has been the President of Federal Airways Corporation, a provider of highly modified, special mission high altitude aircraft to civilian and defense agencies. From February 1986 to August 1994, Mr. Johnson served as Chairman of the Board of Falcon Microsystems, Inc., a government microcomputer reseller founded by Mr. Young and acquired by the Company in August 1994 ("Falcon").

     Dr. Kelman has been a director since October 1997. Since September 1997, he has been the Weatherhead Professor of Public Management at Harvard University's John F. Kennedy School of Government. From November 1993 to September 1997, Dr. Kelman served as Administrator of the Office of Federal Procurement Policy at the Office of Management and Budget. From 1986 to 1993, he was Professor of Public Policy at Harvard. Dr. Kelman is also a director of Federal Sources, Inc.

     Mr. Leto has been a director since March 1996. Since June 1996, he has been the Chairman, President and Chief Executive Officer of Network Imaging Corporation, a developer and marketer of software used to manage client/server, object-oriented, and enterprise-wide information. From January 1992 until February 1996, he was Chairman and Chief Executive Officer of PRC, Inc. ("PRC"), a provider of scientific and technology-based systems, products and services to government and commercial clients around the world. Mr. Leto is also a director of Federal Sources, Inc.

     Mr. Schoenberg has been a director since December 1991 and has served as Chairman of the Board since February 1995. He previously served as a director of the Company from March 1990 to December 1990, and as Chairman of the Board from May 1990 to December 1990. Mr. Schoenberg served as Chief Executive Officer and Chairman of the Board of Directors of AGS Computers, Inc. from January 1967 until his retirement in December 1990, and as Chairman of its Executive Committee from January 1991 to December 1991. Mr. Schoenberg is also a director of Sungard Data Services, Inc.; Merisel, Inc.; and Cellular Technical Services Company, Inc.

     Mr. Toups has been a director since October 1997. From January 1978 until his retirement in February 1987, Mr. Toups was President and CEO of PRC. Mr. Toups is also a director of NVR, Inc.; CACI, Inc.; Halifax Corporation; TelePad Corporation; and Thermatrix, Inc.

                                                                         21
     Mr. Young has been President and Chief Executive Officer and a director since December 1995. From August 1994 until joining the Company, he was Principal and Consultant of The Exeter Group, a management consulting firm he founded. From January 1989 until August 1994, Mr. Young served as President and Chief Executive Officer and a director of Falcon.

     Dr. Bersoff has been a director since February 1998. He has served as the President, Chief Executive Officer and Chairman of the Board of Directors of BTG, Inc. since that company's founding in 1982. Dr. Bersoff also serves as a director of Phillips Business Information, Inc.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During 1997, the Board held a total of five meetings, and each director of the Company attended at least 75% of the meetings of the Board held during the period that he or she was a director and at least 75% of all meetings held by all committees of the Board on which he or she served. The Board has standing audit, compensation and nominating committees, as discussed below.

     The Audit Committee is currently comprised of Messrs. Ebker, Johnson and Schoenberg, and met formally once during 1997; however, committee business was conducted through committee member discussions concerning audit and other Company financial matters during meetings of the entire Board as well as telephone conferences among the Committee members, the Company's financial personnel and the Company's independent accountants. The Audit Committee selects the Company's independent accountants, reviews reports from accountants and from the Company's financial officers, reviews transactions relating to officers and directors and generally performs functions related to the financial condition and policies of the Company.

     The Compensation Committee is currently comprised of Ms. Amochaev and Mr. Leto, and met formally once during 1997; however, committee business was conducted through committee member discussions concerning compensation matters during meetings of the entire Board as well as through telephone conferences, and formalized using forms of unanimous written consent. See "Executive Compensation and Other Information -- Compensation Committee Interlocks and Insider Participation" and "Compensation Committee Report on Executive Compensation." The Compensation Committee's responsibilities include administering the Company's stock option plans (including determining the persons to whom options are granted and the terms of such options), the Company's Employee Stock Purchase Plan ("ESPP"), and the Company's 401(k) Plan; advising the Board on employee compensation matters, including executive bonus plans; and performing such other duties regarding compensation matters as may be delegated to it by the Board from time to time.

     The Nominating Committee is currently comprised of Messrs. Schoenberg and Young, and did not meet formally during 1997; however, committee business was conducted through committee member discussions concerning nomination matters during meetings of the entire Board as well as through telephone conferences. The Nominating Committee's responsibilities are to:

                                                                         22
(i) seek, evaluate and recommend to the Board qualified individuals for election to the Board by the stockholders, or by the Board to fill vacancies thereon whenever vacancies occur; (ii) advise the Board on matters pertaining to the size and composition of the Board; and (iii) consider nominees for the Board whose names are timely submitted by stockholders in writing to the Chairperson of the Nominating Committee accompanied by such information regarding the nominee as would be required under SEC rules if the stockholder were soliciting proxies with regard to the election of such nominee.

COMPENSATION OF DIRECTORS

     All non-employee directors of the Company receive automatic grants of stock options under the Company's 1996 Stock Option Plan ("1996 Plan") of 15,000 shares upon initial election (30,000 in the case of the Chairperson of the Board), and upon each subsequent annual re-election, to the Board. Each such automatic option grant vests over a 12-month period, with the first vesting occurring at the end of the month in which the date of grant occurred. Such options are granted at exercise prices equal to the closing price of the Company's common stock on The Nasdaq Stock Market (sm) on the date of grant. As of March 1, 1998, options to purchase an aggregate of 253,750 shares had been granted to the Company's eight non-employee directors under the 1996 Plan, at exercise prices ranging from $4.88 to
5.44 per share. Non-employee directors of the Company are not eligible to participate in the Company's 1994 Stock Option Plan ("1994 Plan"), 1997 Stock Option Plan ("1997 Plan") or ESPP. Directors of the Company do not receive any other compensation for their service on the Board of Directors or any committee thereof, but are reimbursed for their reasonable out-of-pocket expenses incurred in association with the performance of their duties.

     In January 1998, the Company entered into an agreement with Federal Airways Corporation, a company of which Mr. Johnson is the owner and president, whereby it would be compensated by the Company for Mr. Johnson's services as primary negotiator in the acquisition of the Division as follows: (1) a daily fee of $1,500 for each full day devoted to the acquisition effort (an aggregate of $99,000 for 66 days devoted to the acquisition effort); (2) a cash payment of $300,000 payable after the closing; (3) an option to purchase 50,000 shares of the Company's Common Stock at $5.25 per share (i.e., the closing price of the Company's Common Stock on the date of grant, which coincided with the date of execution of the initial letter of intent with BTG, Inc. for the acquisition), fully vested and exercisable upon grant for a term of 10 years; and (4) reimbursement of reasonable and documented expenses incurred. As of March 1, 1998, Federal Airways had been paid an aggregate of $410,877 under the foregoing agreement. In addition, the Company and Federal Airways entered into a consulting agreement dated October 15, 1997, which provides for the Company to pay a daily fee of $1,500 (not to exceed an aggregate of $50,000 per year) for Mr. Johnson's consulting services on general company business matters. Under the agreement, which began in January 1997 and will continue until Mr. Johnson ceases to be a director or either party terminates the agreement upon 14 days' notice, the Company paid to Federal Airways $35,250 in fees and $6,778 in expenses in 1997.

                                                                         23
     In August 1995, Mr. Schoenberg was awarded compensation for serving as Chairman of the Board, commencing February 17, 1995 (the date of his election as Chairman of the Board), in the amount of $150,000 per year, payable at the rate of $12,500 per month. On May 7, 1996, pursuant to stockholder approval of the 1996 Plan and in accordance with resolutions previously adopted by the Board, all cash compensation was terminated for non-employee directors (including the Chairman), except reimbursement for reasonable out-of-pocket expenses. Prior to such termination of compensation, Mr. Schoenberg received $62,500 during 1996 under the August 1995 compensation arrangement.

                                                                         24
                         COMMON STOCK OWNERSHIP OF
                   PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 1, 1998 (except as noted otherwise) by: (i) each person who is known to own bene-ficially more than 5% of the outstanding shares of the Company's common stock; (ii) each of the Company's directors who owns common stock; (iii) each of the executive officers named in the Summary Compensation Table on page 22; and (iv) all current directors and executive officers of the Company as a group.

                                               SHARES              PERCENT
                                            BENEFICIALLY             OF
 NAME OF BENEFICIAL OWNER (1)                   OWNED               CLASS
------------------------------              -------------          -------

M. Dendy Young (2)                             873,730              10.7%

Shufro, Rose & Ehrman, LLC (3)
745 Fifth Avenue
New York, NY  10151-2600                       778,880               9.6

Hal Lashlee (4)
P.O. Box 7680
491 Alpine View
Incline Village, NV  89450                     715,500               8.8

Franklin Resources, Inc. (3)
777 Mariners Island Blvd.
P.O. Box 777
San Mateo, CA  94403-7777                      587,000               7.2

Lawrence J. Schoenberg(5)                      272,002               3.3

Gerald W. Ebker(6)                              95,000               1.2

Lee Johnson(7)                                  85,000               1.0

William E. Johnson, Jr.(8)                      45,000              *

Tania Amochaev(9)                               43,000              *

James J. Leto(10)                               35,000              *

Arthur D. Lambert(11)                           22,500              *

John S. Campbell(12)                            15,000              *

John M. Toups(13)                                8,750              *

Steven Kelman, Ph.D.(14)                         8,750              *

Charles A. Hasper(15)                            4,000              *

Dr. Edward H. Bersoff(16)                        3,750              *

All current directors and executive
officers as a group (23 persons)(17)         1,681,669              20.6%

  *  Less than one percent.

                                                                                                                                 25
(1)  Such persons have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)  Includes 760,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1998, and 830 shares held in the name of Mr. Young's minor children.

(3)  Based on a Schedule 13G filing wherein such stockholder reported the beneficial ownership of such shares.

(4)  To the Company's knowledge, includes 500,000 and 100,000 shares held by UZONA II and UZONA III, respectively, Nevada corporations of which Mr. Lashlee is the sole director and owns 100% of the voting stock.  To the Company's knowledge, all of the non-voting interest in UZONA III is held by Lou Ann Barton, the mother of Mr. Lashlee's minor children.

(5)  Includes 65,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1998.

(6)  Includes 88,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1998.

(7)  Includes 80,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1998.

(8)  Consists of 45,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1998.

(9)  Includes 38,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1998.

(10) Consists of 35,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1998.

(11) Consists of 22,500 shares for which options are exercisable or become exercisable within 60 days after March 1, 1998.

(12) Consists of 15,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1998.

(13) Consists of 8,750 shares for which options are exercisable or become exercisable within 60 days after March 1, 1998.

(14) Consists of 8,750 shares for which options are exercisable or become exercisable within 60 days after March 1, 1998.

(15) Consists of 4,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1998.

(16) Consists of 3,750 shares for which options are exercisable or become exercisable within 60 days after March 1, 1998.  (See also "Proposal 1.")

(17) Includes 1,342,217 shares for which options beneficially held by officers or directors are exercisable or become exercisable within 60 days after March 1, 1998.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC reports concerning their beneficial ownership of the Company's equity securities. Pursuant to Item 405 of Regulation S-K, the Company has an affirmative duty to provide proxy statement disclosure of "insiders" who do not timely file such reports. To the knowledge of the Company, based solely on its review of the copies of such forms received by it from its directors, officers and greater than 10% beneficial owners, no such person failed to file on a timely basis any report relating to the Company's common stock beneficially owned by them.

                                                                         26
                            EXECUTIVE OFFICERS

     The executive officers of the Company, and certain information about each of them, are as follows:

        NAME               AGE                TITLE
-----------------------    ---    ----------------------------------------
M. Dendy Young              50    President and Chief Executive Officer
William E. Johnson, Jr.     57    Senior Vice President, Operations
Carolyn L. Redmon           52    Senior Vice President, Sales Operations
Stephen L. Waechter         47    Senior Vice President and Chief Financial
                                  Officer
John S. Campbell            45    Vice President, Inside Sales
A. Timothy Collins          38    Vice President, Vendor Relations
Dennis G. Defensor          45    Vice President, Marketing Communications
Kenneth B. Grimsley         35    Vice President, Sales Operations
Judith B. Kassel            40    Vice President & General Counsel and
                                  Corporate Secretary
Arthur D. Lambert           52    Vice President, Field Sales
Joel A. Lipkin              44    Vice President, Business Development
Mark P. Noftsinger          49    Vice President, Corporate Financial
                                  Planning & Analysis
Mark A. Smith               39    Vice President, Purchasing
Michelle F. Tutt            39    Vice President, Human Resources
J. David Weaver             32    Vice President, Operations

     Officers are appointed by and serve at the discretion of the Board of Directors or, with respect to officers at the Vice President level, the Chief Executive Officer.

     For information concerning Mr. Young, see "Election of Directors -- Nominees."

     Mr. Johnson joined the Company in August 1994 as a result of the Company's acquisition of Falcon. He served as Vice President, Product Management from October 1994 to June 1995; as Vice President, Purchasing & Distribution from June 1995 to January 1996; and as Vice President, Operations from January 1996 until his promotion to Senior Vice President, Operations in October 1997. From February 1988 until joining the Company, he served in various inventory management positions, most recently as Senior Director of Distribution, at Falcon.

     Ms. Redmon joined the Company in February 1998 as a result of the Company's acquisition of the Technology Systems Division of BTG, Inc., where she served as Senior Vice President and General Manager of Technical Systems Operations from August 1997 until February 1998. From August 1995 to August 1997, she served as Vice President of Operations for the Morino Institute, a non-profit organization dedicated to helping individuals and institutions harness the power of information and the potential of interactive communications as tools for overcoming the challenges that face them. From August 1993 to August 1995, Ms. Redmon served as Director of Worldwide Distribution for Legent Corporation, a software developer and

                                                                         27
reseller. From June 1991 to August 1993, she served as Business Operations Manager & Controller for Intelligent Electronics/Entre Computers/The Future Now, a value added reseller and distributor of computer products and services.

     Mr. Waechter joined the Company in December 1997, serving as Vice President and Chief Financial Officer until his promotion in March 1998 to Senior Vice President and Chief Financial Officer. From September 1996 until joining the Company, he served as Chief Financial Officer for the Vincam Group, Inc., a Professional Employers' Organization. From September 1993 to September 1996, he served as Chief Financial Officer for Applied Bioscience International, Inc., a Contract Research Organization. From April 1974 to September 1993, he served in various positions for General Electric Company, most recently as Vice President, Finance for GE Information Services, a provider of electronic commerce services.

     Mr. Campbell joined the Company in December 1995 as Vice President, Sales and Customer Operations and has served as Vice President, Inside Sales since February 1998. From January 1995 until joining the Company, he served as Senior Manager, Government and Education Sales for Compaq Computer Corporation, a computer manufacturer. From June 1989 to December 1994, Mr. Campbell served as Senior Director, Inside Sales and Customer Support for Falcon.

     Mr. Collins joined the Company in August 1997 and served as Director of Vendor Relations until his promotion in October 1997 to Vice President, Vendor Relations. From December 1996 until joining the Company, he served as National Account Manager, Government Sales for Tripp Manufacturing, a computer power supply manufacturer. From April 1995 to June 1996, he served as National Sales Manager for Logical Solutions, Inc., a computer network cabling manufacturer. From 1992 to 1995, Mr. Collins was a professional golfer.

     Mr. Defensor joined the Company in October 1997 as Vice President, Marketing Communications. From February 1994 to March 1997, he was President and Chief Executive Officer of TerraGlyph Interactive Studios, Inc., a developer and producer of feature film animation-quality edutainment software products. From March 1993 to February 1994, Mr. Defensor was President and Chief Executive Officer of ICOM Simulations, Inc., a software development company. From February 1990 to March 1993, he was a Senior Vice President of the New Media Division of Viacom International, a media and entertainment conglomerate.

     Mr. Grimsley joined the Company in August 1994 as a result of the Company's acquisition of Falcon and served in various sales management positions until his appointment in March 1998 as Vice President, Sales Operations. From November 1987 until joining the Company, he served in various sales management positions, most recently as Special Project Manager, at Falcon.

     Ms. Kassel joined the Company in November 1991 and served in various legal positions until her appointment in February 1998 as Vice President,

                                                                         28
General Counsel. She has served in the additional capacity of Corporate Secretary since November 1997 and previously served as an Assistant Corpo-rate Secretary from May 1996 to November 1997.

     Mr. Lambert joined the Company in December 1996 as Vice President, Field Sales. From July 1995 until joining the Company, he served as Vice President, Sales for Heathkit Educational Systems, a developer and distributor of vocational education training tools. From April 1992 to July 1995, Mr. Lambert served as Vice President for Intelligent Signage, Inc., a distributor of braille and raised-letter signage compliant with the Americans with Disabilities Act, of which firm Mr. Lambert is also co-founder and co-owner.

     Mr. Lipkin joined the Company in March 1997 as Vice President, Business Development. From March 1987 to January 1997, he was employed by Zenith Data Systems, an integrator and reseller of microcomputer products and services to the Government, where he served in various business management positions, including serving as Vice President, Systems Integration from August 1991 to January 1997.

     Mr. Noftsinger joined the Company in February 1998 as Vice President, Corporate Financial Planning and Analysis, as a result of the Company's acquisition of the Technology Systems Division of BTG, Inc., where he served as Vice President of Finance from October 1995 to February 1998. From September 1990 until its October 1995 acquisition by BTG, Mr. Noftsinger served as Vice President of Finance and Chief Financial Officer of Concept Automation, Inc., a reseller of microcomputer products and services to the government.

     Mr. Smith joined the Company in August 1994 as a result of the Company's acquisition of Falcon, and served as Director of Purchasing until his appointment in December 1997 as Vice President, Purchasing. From July 1993 until joining the Company, he served as Director of Purchasing for Falcon. From January 1988 to July 1993, Mr. Smith served in various purchasing management positions for the Company.

     Ms. Tutt joined the Company in December 1987 and served in various human resources management positions until her appointment in February 1998 as Vice President, Human Resources.

     Mr. Weaver joined the Company in February 1998 as Vice President, Operations, as a result of the Company's acquisition of the Technology Systems Division of BTG, Inc., where he served as Vice President, Operations from September 1997 until joining the Company. From January 1996 to September 1997, Mr. Weaver served as Manager, Transportation and Distribution for Monarch Marking Systems, a manufacturer of bar code printing and scanning equipment. He served as Product Distribution Manager for Legent Corporation, a software developer and reseller, from May 1994 until its acquisition by Computer Associates International in August 1995, and continued to serve in the same capacity for Computer Associates until October 1995. From July 1984 to May 1994, Mr. Weaver served as Operations Manager for Merchandise Warehouse Company, a provider of commercial ware-housing and related services.

                                                                         29
               EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information for the three years ended December 31, 1997 concerning compensation paid or accrued by the Company to or on behalf of: (i) the Chief Executive Officer ("CEO"); and
(ii) the four most highly compensated executive officers other than the CEO whose compensation during 1997 exceeded $100,000 (collectively, the "Named Executive Officers"):

                                                                                        LONG-TERM
                                                ANNUAL COMPENSATION                COMPENSATION AWARDS
                                        -------------------------------------    -----------------------
                                                                    OTHER        RESTRICTED   SECURITIES          ALL
        NAME AND                                                    ANNUAL         STOCK      UNDERLYING         OTHER
   PRINCIPAL POSITION            YEAR    SALARY        BONUS     COMPENSATION     AWARD(S)      OPTIONS      COMPENSATION
                                         ($)(1)        ($)(2)        ($)(3)          ($)          (#)             ($)
---------------------------      ----   ---------     ---------  ------------    ----------   ----------     ------------

M. Dendy Young                   1997   $       1     $      0     $      0      $       0           0       $ 323,077(4)
President and                    1996           1            0            0              0           0         400,000(4)
Chief Executive Officer          1995           1            0            0              0     700,000(5)      400,000(4)

Arthur D. Lambert                1997     145,000      105,556(6)         0              0           0               0
Vice President,                  1996       9,365(7)         0            0              0      90,000               0
Field Sales                      1995           0            0            0              0           0               0

Charles A. Hasper                1997     133,846       22,750            0              0           0               0
Vice President                   1996       6,623(7)    30,000(8)         0              0      20,000               0
and Controller                   1995           0            0            0              0           0               0

John S. Campbell                 1997     144,000       12,268            0              0           0               0
Vice President, Sales and        1996     144,000       50,000            0              0           0               0
Customer Operations              1995       5,538(7)         0            0              0      30,000               0

William E. Johnson, Jr.          1997     123,654       25,000            0              0      40,000               0
Senior Vice President,           1996     115,000        8,625            0              0      10,000               0
Operations                       1995     109,865            0            0              0           0               0


(1)  Includes amounts, if any, deferred by the Named Executive Officer pursuant to the Company's 401(k) plan.

(2)  Bonuses under any Executive Bonus Plan are based on corporate and individual performance.  See "Compensation Committee Report on Executive Compensation -- Executive Bonus Plan."  No such bonuses were earned in 1995 by officers as a group.

(3)  Pursuant to SEC rules, perquisites not exceeding the lesser of $50,000 or 10% of a Named Executive's combined salary and bonus are not required to be reported.

(4)  Consists of payments under the August 16, 1994 Consulting and Non-Competition Agreement entered into between Mr. Young and the Company in connection with the August 1994 Falcon acquisition.

(5)  Represents options granted to Mr. Young in connection with the December 18, 1995 Employment Agreement between him and the
     Company (the "Employment Agreement;" see "Employment Agreements and Termination of Employment and Change of Control
     Agreements" on page 25).

(6)  Includes $15,000 payable under the 1997 Executive Bonus Plan and $90,556 payable in connection with Mr. Lambert's acceptance of Company employment.

(7)  Represents compensation for that portion of the year in which the officer commenced employment with the Company.

(8)  Consists of amounts payable in connection with the officer's acceptance of Company employment.

/TABLE

                                                                         30
OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options made during the year ended December 31, 1997 to each of the Named Executive Officers:


                                                                         POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                                                                         ANNUAL RATES OF STOCK
                                                                           PRICE APPRECIATION
                             INDIVIDUAL GRANTS                             FOR OPTION TERM(4)
----------------------------------------------------------------------   ---------------------
                         NUMBER OF   % OF TOTAL
                         SECURITIES   OPTIONS
                         UNDERLYING  GRANTED TO
                          OPTIONS    EMPLOYEES    EXERCISE   EXPIRATION
      NAME               GRANTED(1)  IN 1996(2)   PRICE(3)      DATE        5%           10%
                            (#)         (%)        ($/SH)                  ($)           ($)
----------------------   ----------  ----------   --------   ----------  --------     --------

M. Dendy Young               0            0           0           -           -           -

Arthur D. Lambert            0            0           0           -           -           -

Charles A. Hasper            0            0           0           -           -           -

John S. Campbell             0            0           0           -           -           -

William E. Johnson, Jr.   20,000        2.6%        $5.25      3/25/04     $42,746     $99,615
                          20,000        2.6%       $5.1875    10/22/04     $42,237     $98,429



(1)  Such options were granted under the Company's various stock option plans, vest and become exercisable in three equal annual installments and were granted for a term of seven years, subject to earlier termination under certain circumstances relating to termination of employment.

(2)  During fiscal 1997, employees were granted under the Company's various stock option plans or in accordance with employment offers, and non-employee directors were granted automatically under the 1996 Plan, options to purchase an aggregate of
     755,675 shares of the Company's common stock.

(3)  Represents the closing price of the Company's common stock on The Nasdaq Stock Market on the grant date.

(4)  Potential values are net of exercise price and before taxes payable in connection with the exercise of such options or the subsequent sale of shares acquired upon the exercise of such options.  These values are based on certain assumed rates of appreciation (i.e., 5% and 10% compounded annually over the term of such options) based on SEC Rules.  The actual values, if any, will depend upon, among other factors, the future performance of the Company's common stock, overall market conditions and the Named Executive Officer's continued employment with the Company.  Therefore, the potential values reflected in this table may not necessarily be achieved.

                                                                         31
AGGREGATED OPTION EXERCISES IN 1997 AND OPTION VALUES AT DECEMBER 31, 1997

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the year ended, and unexercised options held as of, December 31, 1997:

                                                             NUMBER OF
                                                            SECURITIES      VALUE OF
                                                            UNDERLYING     UNEXERCISED
                                                            UNEXERCISED   IN-THE-MONEY
                                                            OPTIONS AT     OPTIONS AT
                                                             12/31/96       12/31/96
                            SHARES                         -------------  -------------
                           ACQUIRED           VALUE        EXERCISABLE/   EXERCISABLE/
                          ON EXERCISE       REALIZED       UNEXERCISABLE  UNEXERCISABLE
      NAME                    (#)            ($)(1)             (#)          ($)(2)
----------------------   ------------     ------------     -------------  -------------

M. Dendy Young                 0                0             640,000      $1,125,000
                                                              160,000        $187,500

Arthur D. Lambert              0                0              13,500               0
                                                               76,500               0

Charles A. Hasper (3)          0                0               3,000               0
                                                               17,000               0

John S. Campbell               0                0              12,000         $27,500
                                                               18,000         $40,500

William E. Johnson, Jr.        0                0              34,333          $7,083
                                                               45,667         $14,167


(1)  Represents the excess of the market value of the shares acquired upon exercise of such options over the exercise price of such options.

(2)  Represents the excess of the market value of the shares subject to such options over the exercise price of such options.

(3)  Mr. Hasper left the Company effective March 31, 1998, at which time 4,000 of his options were fully vested and exercisable, and the remaining 17,000 unvested options were canceled.  See "Employment Agreements and Termination of Employment and Change
     of Control Arrangements" on page 25.


                                                                         32
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee presently consists of two non-employee directors: Tania Amochaev and James J. Leto. No member of the Compensation Committee is a current or former officer or employee of the Company. Although Mr. Young is not a member of the Compensation Committee, he is expected to attend Committee meetings at the request of the Committee to provide information to, and respond to questions from, the Committee. Mr. Young does not exercise any of the rights or have any of the responsibilities of a Committee member. He is not entitled to vote on any matters before the Compensation Committee and does not participate in any Committee decisions regarding compensation, including his own. See "Compensation Committee Report on Executive Compensation."

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND
CHANGE OF CONTROL ARRANGEMENTS

     Pursuant to an employment agreement dated January 1, 1998 (the "1998 Employment Agreement"), Mr. Young serves as the President and Chief Executive Officer of the Company for a term ending December 31, 2000, and he will be nominated each year to serve as a member of its Board. Mr. Young is paid a salary of $300,000 per year, reviewed annually by the Board of Directors, plus a $150,000 annual bonus payable quarterly within 30 days after the end of each fiscal quarter. Eligibility for the bonus payment shall be determined as follows: 50% upon attainment of earnings before interest and taxes ("EBIT") (adjusted for Board-approved one-time charges (e.g. acquisition costs)) to be determined annually by the Board (provided, however, that for 1998 the EBIT target shall be 1%); and 50% upon attainment of a return on assets to be determined annually by the Board. Return on assets shall be defined as annualized net income divided by average assets calculated on a 12-month rolling average. Bonus payments shall be paid in ratio to the percentage of the goal achieved contingent upon achievement of at least 80% of the target. Mr. Young is also entitled to such other benefits and perquisites as provided to other senior officers pursuant to policies established from time to time by the Board.

     The 1998 Employment Agreement may be terminated by the Company for Cause (as defined in such agreement) upon 10 business days' notice to Mr. Young; and other than for Cause upon 60 days' notice to Mr. Young and by paying to him a lump sum equal to 12 months' salary plus accrued bonus to date. Mr. Young may terminate, without cause, the 1998 Employment Agreement at any time upon 60 days' notice and, in such event, he will be entitled to all compensation and other benefits that have accrued as of the termination date. In addition, Mr. Young may terminate the 1998 Employment Agreement upon five days' notice to the Company in the event of a Change of Control (as defined in such agreement) and the assignment of duties to him materially inconsistent with his position and status with the Company, in which event the Company will be obligated to pay to him a lump sum equal to 12 months' salary plus all compensation and other benefits that have accrued as of the termination date.

                                                                         33
     Pursuant to an agreement dated December 18, 1995 (the "1995 Employment Agreement"), Mr. Young served as the President and Chief Executive Officer of the Company, as well as a member of its Board of Directors, for a term ending January 1, 1998. Mr. Young was paid annual cash compensation of $1.00 per year, payable annually in advance, and was entitled to such other benefits and perquisites, including any executive bonus plan, as provided to other senior officers pursuant to policies established from time to time by the Board. In addition, as a material inducement to Mr. Young to enter into the 1995 Employment Agreement, the Company granted to him a non-statutory stock option to purchase an aggregate of 700,000 shares of the Company's common stock at $3.75 per share (which price represents the closing price on the date of grant of the Company's common stock on The Nasdaq Stock Market), vesting as to 350,000, 250,000 and 100,000 shares on December 18, 1995, 1996 and 1997, respectively.

     Mr. Young is also entitled to the remaining payments under the Consulting and Non-Competition Agreement (entered into between Mr. Young and the Company in connection with the August 1994 Falcon acquisition), the aggregate of which equaled $219,231 as of March 31, 1998.

     Under the Company's severance plan as amended to date (the "Severance Plan"), officers of the Company at the Vice President level and above (not including Mr. Young) who have completed nine full consecutive calendar months of employment ("Eligible Officers") are entitled to receive certain severance benefits for one year following termination of employment, if such termination is non-temporary, involuntary and without cause. An Eligible Officer is entitled to such severance benefits regardless of length of employment with the Company if such termination is a result of the Company's divestment of an operating unit and the Eligible Officer is not offered employment with the acquiring company on substantially the same terms as his or her employment with the Company. In addition, if there is a "change of control" of the Company, an Eligible Officer will receive benefits under the Severance Plan regardless of length of employment with the Company if such officer terminates his or her employment with the Company either for any reason within one year following the change in control or for "good reason" (which includes the assignment to the Eligible Officer of significant duties inconsistent with his or her prior position or a reduction in his or her compensation or benefits) within two years following such change in control. A "change in control" of the Company is defined in the Severance Plan to mean: (i) an acquisition of 50% or more of the Company's outstanding voting securities; (ii) during any 12-month period, individuals who were directors at the beginning of such period cease to constitute at least a majority of the Board of Directors, unless the election of each new director is approved by a majority of directors then in office who were directors at the beginning of such period; (iii) certain mergers of the Company or a sale of all or substantially all of its assets; or (iv) a liquidation of the Company. Each Eligible Officer is entitled to one year of severance pay based on his or her highest annual compensation (base salary plus car allowance) prior to termination. In addition, an Eligible Officer may elect to accept accelerated vesting of his or her then outstanding but unvested stock options partially or wholly in lieu of accrued severance pay. In order to receive severance benefits

                                                                         34
under the Severance Plan, each Eligible Officer is required to execute an employment separation agreement with the Company which provides, among other things, for confidentiality, a general release in favor of the Company, and a covenant not to compete with the Company for a period of 12 months after any termination of Company employment.

     On March 10, 1997, the Company's Board of Directors unanimously voted to terminate the Severance Plan. However, such termination will not be effective with respect to current Eligible Officers, including Messrs. Campbell and Johnson (whose benefits under the Severance Plan, in accordance with the terms thereof, may not be adversely affected without their consent and, in any case, not affecting Mr. Young, as noted above), but only to officers who had not qualified as Eligible Officers prior to March 10, 1997.

     Based on current compensation levels, the amount that would be payable under the Severance Plan to Messrs. Campbell and Johnson if their employment were terminated in March 1998, if they were eligible for and elected severance benefits solely under the Severance Plan and if they did not elect accelerated vesting, would be $150,000 and $129,654, respectively, payable pro rata over 26 bi-weekly periods. Messrs. Lambert and Young are not eligible for benefits under the Severance Plan.

     Mr. Hasper left the Company effective March 31, 1998 and, in accordance with the benefits payable to him under the Severance Plan, receives severance benefits equaling $114,000.

                                                                         35
     THE FOLLOWING REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.


          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


POLICY AND OBJECTIVES

     The Company's compensation program for executive officers is designed to attract, motivate and retain qualified executive officers and is generally administered by the Compensation Committee. The Company's program is based on compensation policies and plans which seek to enhance the profitability of the Company, and thus stockholder value, by aligning closely the financial interests of the Company's executive officers with those of its stockholders. Accordingly, the Committee, which is composed entirely of non-employee directors, structures such policies and plans to pay competitive levels of compensation for competitive levels of per-formance, and to provide for superior compensation opportunities for superior levels of performance.

     The Company actively collects and analyzes compensation information from ten competitive computer resellers (the "Competitive Group"; all of which are publicly traded companies, and six of which are listed in the Company's Peer Index used in the Performance Graph appearing elsewhere in this Proxy Statement). This information, and other market and competitive information collected by the Company's Human Resources department, is used as the basis for comparing the compensation of the Company's executive officers to amounts paid to executive officers with comparable qualifications, experience and responsibilities at other companies engaged in the same or similar business as the Company.

COMPONENTS

     The Company's executive compensation program includes three components, each of which is intended to serve the overall compensation approach described above: base salary, an executive bonus and stock options.

     BASE SALARY

     The Committee believes that the Company pays base salaries to its executive officers that are set conservatively, and below the median, compared with executive officers employed at competing companies. The Committee, among other things, reviews and approves the annual salaries of the Company's President and CEO, and Executive Vice President(s). The CEO and the Chairperson of the Committee have been delegated by the Board the

                                                                         36
collective authority to set the annual base salaries of the remaining, less senior executive officer positions. Additionally, all full-time executive officers are eligible to participate in the Company's broad-based employee benefit plans.

     EXECUTIVE BONUS PLAN

     The Committee believes that a significant portion of each executive officer's total compensation should be "at risk" in the form of incentive compensation. Accordingly, under an annual Executive Bonus Plan developed and implemented under the Committee's supervision, the Company pays cash bonuses to all its eligible executive officers according to a formula that varies, according to position, on two factors: (1) certain Company financial goals (net income and gross margin); and (2) certain individual goals. Individual bonuses are calculated as a percentage of base salary and range from 25% to 40% in the case of officers generally, other than the CEO. In 1997, bonuses were earned by executive officers based on application of the Executive Bonus Plan's formula. The CEO additionally employs the occasional use of "spot" bonuses in recognition of extraordinary performance.

     STOCK OPTIONS

     Options to purchase the Company's common stock are a key component of the Company's executive compensation program. The Committee views the grant of stock options as a valuable incentive that serves to align the interests of executive officers with the Company's goal of enhancing stockholder value. Options will only have value to an executive officer if the stock price increases over the exercise price. The Committee reviews and acts upon recommendations by the Company's CEO with regard to the grant of stock options to executive officers (other than to himself). In determining the size and other terms of an option grant to an executive officer, the Committee considers a number of factors, including such officer's position, responsibilities and previous stock option grants (if any). Options typically vest in equal installments over three to five years and, therefore, encourage an officer to remain in the employ of the Company.

     During 1997, option grants were made to five executive officers in connection with each person's acceptance of an officer-level position with the Company, and to four current executive officers as performance incentives.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In evaluating the CEO's compensation, the Committee reviewed the compensation for similar positions at each of the companies in the Competitive Group. In addition, the Committee selected for review 48 of the companies (based on primary business focus, size and location) participating in the Radford Associates 1997 Executive Compensation Report for the position of Corporate CEO/President. The Committee studied the base salary, annual bonuses, stock options and grants, and other long-term

                                                                         37
compensation of the chief executive officers in each of the companies, and recommended Mr. Young's salary to the Board by targeting the 50th percentile of base and target bonus based upon the Committee's research. Mr. Young's current compensation plan is intended to provide significant incentives to him to increase the Company's value (as reflected in its stock price) to the benefit of all Company stockholders, while the focus of his annual bonus is on achieving short-term financial goals.

     Mr. Young's compensation, as set forth in the 1998 Employment Agreement and the 1995 Employment Agreement, respectively (See "Employment Agreements and Termination of Employment and Change of Control Arrange-ments" on page 25), was unanimously approved by the Board. Mr. Young has been the Company's President and CEO, as well as a member of its Board, since December 18, 1995.

OTHER MATTERS

     Mr. Young from time to time consulted with, and made recommendations to, the Committee with respect to the compensation of the Company's executive officers other than himself. Other than as delegated by the Board (as set forth above), Mr. Young did not participate in decisions relating to executive officer compensation, including his own, and did not participate on matters relating to the administration of the Company's stock option plans.

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), a publicly-held corporation such as the Company will not be allowed a federal income tax deduction for compensation paid to the chief executive officer or one of the four most highly compensated officers (other than the chief executive officer) to the extent that compensation (including stock-based compensation) paid to each such officer exceeds $1 million in any fiscal year unless such compensation was based on performance goals or paid under a written contract that was in effect on February 17, 1993. Final regulations to implement the new limitation were published in December 1995. The 1996 Stock Option Plan is designed so that amounts realized on the exercise of options granted thereunder may qualify as "performance-based compensation" that is not subject to the deduction limitation of Section 162(m). The Committee intends to evaluate other elements of compensation in light of Section 162(m), but may enter into arrangements that do not satisfy exceptions to Section 162(m), as the Committee determines to be appropriate. In particular, based upon the Company's current compensation plans and policies and the final regulations under Section 162(m), it is possible that the compensation to be paid to Mr. Young (primarily due to the stock option component of his compensation arrangement) for 1998 may exceed the $1 million limitation per officer.

                                   COMPENSATION COMMITTEE
                                   Tania Amochaev
                                   James J. Leto (Chairperson)

                                                                         38
     THE FOLLOWING PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                             PERFORMANCE GRAPH

     The following graph compares the annual percentage change in the cumulative total return on the Company's common stock with the cumulative total return of the Nasdaq Composite Index and a Peer Index of companies with the same four-digit standard industrial classification (SIC) code as the Company (SIC Code 5045 -- Computers and Peripheral Equipment and Software) (1) for the period commencing December 31, 1992 and ending December 31, 1997.(2) The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                                    December 31,
                --------------------------------------------------------
                 1992      1993      1994      1995      1996      1997
                ------    ------    ------    ------    ------    ------
Nasdaq Index    100.00    119.95    125.94    163.35    202.99    248.30
Peer Index      100.00    160.84    104.03    135.25    182.33    160.16
GTSI            100.00    178.18    156.36     63.64      81.82     83.64

(1)  The 50 companies listed in SIC Code 5045 are:  Actrade Intl. Ltd; Allstar Systems, Inc.; Alphanet Solutions, Inc.; Applied
     Cellular Tech.; Atec Group, Inc.; Aurora Electronics, Inc.; Bristol Tech. Sys.; Capital Associates, Inc.; CDW Computer
     Centers, Inc.; Celerity Systems, Inc.; CHS Electronics, Inc.; CompuCom Systems, Inc.; Computer Integration Corp.; Computer
     Marketplace, Inc.; Continental Info. Sys.; Dataflex Corporation; Egghead, Inc.;  En Pointe Technologies; Enstar, Inc.; Global
     Intellicom, Inc; Government Technology Services, Inc.; Hirel Holdings, Inc.; IFS Intl., Inc.; Ikon Office Solutions; Infosafe
     Sys. Inc.; Ingram Micro, Inc.; Intelligent Electronics, Inc.; Liuski International, Inc.; Mechanical Dynamics, Inc.; Merisel,
     Inc.; Miami Computer Supply Corp.; Michael Foods, Inc.; MicroAge, Inc.; Micros-to-Mainframes, Inc.; OCG Technology, Inc.;
     Omni U.S.A., Inc.; Orcad, Inc.; PC Services Source, Inc.; PCC Group, Inc.; Peerless Systems Corp.; Programmers Paradise,
     Inc.; Safeguard Scientific, Inc.; Sand Technology Systems International; Scansource, Inc.; SED Intl. Holdings, Inc.; Software
     Spectrum, Inc.; Syscomm Intl. Corp.; Tech Data Corporation; V-One Corp.; Venturian Corp. and XOX Corp.
     Since last year's proxy statement, BRC Holdings, Inc.; Cheyenne Software, Inc.; Datatrend Services, Inc.; North Star
     Universal, Inc.; Peak Technologies Group;  Southern Electronics Corporation; Transnet Corporation; and Wiz Technology were deleted from SIC Code 5045 and Allstar Systems, Inc.; Celerity Systems, Inc.; Enstar, Inc.; IFS Intl., Inc.; Ikon Office
     Solutions; Michael Foods, Inc.; SED Intl. Holdings, Inc.; Syscomm Intl. Corp.; Tekgraf, Inc.; and XOX Corp. were added to SIC
     Code 5045.

(2)  Assumes:  (i) $100 invested on December 31, 1992 in GTSI common stock and in the stocks of the companies comprising the
     Nasdaq Composite Index and the Peer Index; and (ii) immediate reinvestment of all dividends.

                                                                         39
                               PROPOSAL 4 --
                         APPROVAL OF AMENDMENT TO
                          1996 STOCK OPTION PLAN

     In 1996, the Board adopted and the stockholders approved the Company's 1996 Stock Option Plan (the "1996 Plan") under which 600,000 shares of Common Stock were initially reserved for issuance pursuant to the exercise of stock options granted thereunder. As of March 1, 1998, options to purchase 437,250 shares of Common Stock had been granted under the 1996 Plan. In March 1998, the Board amended the 1996 Plan to increase by 1,000,000 shares the number of shares of Common Stock authorized for issuance thereunder, subject to stockholder approval at the Annual Meeting and contingent upon stockholder approval at the Annual Meeting of the Charter Amendment Proposal, which will increase the number of authorized shares of Common Stock (see "Proposal 2"). If the amendment to the 1996 Plan is approved, a total of 1,600,000 shares will be authorized for issuance under the 1996 Plan. To the extent that options have been or will be granted to purchase any of such additional 1,000,000 shares prior to obtaining stockholder approval of the amendment authorizing such increase, such options are or will be expressly conditioned upon obtaining such approval.

     AT THE ANNUAL MEETING, THE STOCKHOLDERS OF THE COMPANY WILL BE REQUESTED TO CONSIDER AND APPROVE AN AMENDMENT TO THE 1996 PLAN INCREASING BY 1,000,000 SHARES THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE COMMON STOCK PRESENT IN PERSON OR BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING WILL BE REQUIRED TO APPROVE THE AMENDMENT TO THE 1996 PLAN. THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1996 PLAN.

     Section 162(m) of the Code generally limits the allowable deduction for compensation paid to an officer of a publicly-held corporation who is the Chief Executive Officer or one of the four most highly compensated officers (other than the Chief Executive Officer) to $1 million for each taxable year beginning on or after January 1, 1994.

     Certain types of compensation are exempted from the deduction limit imposed by Section 162(m), including payments contingent on the attainment of one or more performance goals if the performance goals are established by a compensation committee of the board of directors that is comprised solely of two or more outside directors and the material terms of the compensation and performance goals are disclosed to and approved by the stockholders of the corporation before payment. In the case of a stock option plan, a payment will satisfy the requirement that compensation be paid on the basis of a preestablished performance goal if the stock option grant is made by the compensation committee, the plan includes a per-employee limitation on the number of shares for which options may be granted during a specified period, the exercise price of the option is no less than the fair market value of the stock on the date of grant, and the plan is approved by the stockholders of the corporation.

                                                                         40
     The 1996 Plan was designed to allow options granted thereunder to qualify for the exemption from the $1 million limit on tax deductible payments under Section 162(m). Accordingly, upon approval of the 1996 Plan by the stockholders, the Company's entitlement to tax deductions in connection with stock option payments to the Chief Executive Officer and the four most highly compensated officers of the Company under the 1996 Plan is not expected to be limited by Section 162(m).

     A summary of the principal provisions of the 1996 Plan, as amended by the Board in March 1998, subject to stockholder approval, is set forth below and is qualified in its entirety by reference to the 1996 Plan, as amended.

PURPOSES

     The purposes of the 1996 Plan are to promote the interests of the Company and its stockholders by: (i) helping to attract and retain the services of non-employee directors and selected key employees of the Company who are in a position to make a material contribution to the successful operation of the Company's business; (ii) motivating such persons, by means of performance-related incentives, to achieve the Company's business goals; and (iii) enabling such persons to participate in the long-term growth and financial success of the Company by providing them with an opportunity to purchase stock of the Company.

ADMINISTRATION

     The 1996 Plan is presently administered by the Compensation Committee of the Board (the "Committee"). The interpretation and construction of any provision of the 1996 Plan is within the sole discretion of the Committee, whose determination is final and binding. However, the Committee does not have the authority to adjust or amend the exercise price of any options previously awarded to any optionee, whether through amendment, can-cellation, replacement grant or other means.

ELIGIBILITY

     The 1996 Plan provides that non-statutory stock options may be granted to employees (including officers, and directors who are also employees) and non-employee directors of the Company; incentive stock options may be granted only to employees (including officers, and directors who are also employees) of the Company. The Committee selects the optionees (other than non-employee directors) and determines the type of option (i.e., incentive or non-statutory) and the number of shares to be subject to each option.
In making such determination, the Committee takes into account the duties and responsibilities of the employee, the value of the employee's services, his or her present and potential contribution to the success of the Company, and other relevant factors. All non-employee directors of the Company are granted automatically a non-statutory stock option to purchase up to 15,000 shares, and a non-employee director elected to serve as Chairperson of the Board is granted automatically a non-statutory stock option to purchase up to an additional 15,000 shares, of the Company's

                                                                         41
Common Stock: (1) as of the date such person is initially elected to serve as a non-employee director and/or as Chairperson, respectively, and (2) as of the date such person is re-elected as a non-employee director each year at an annual stockholders' meeting or is re-elected to serve as Chairperson of the Board. If the initial election of a non-employee director or Chairperson occurs prior to an annual stockholders' meeting, the non-employee director shall receive a pro rata option grant (or, in the case of Chairperson, an additional pro rata option grant) in connection with his or her election. As of March 1, 1998, approximately 519 persons were eligible to receive options and 437,250 options had been granted under the 1996 Plan.

TERMS OF OPTIONS

     Options granted under the 1996 Plan are either non-statutory stock options or, except in the case of non-employee directors, incentive stock options (as defined in Section 422 of the Code). Each option will be evidenced by a written stock option agreement between the Company and the person to whom such option is granted and is subject to the following additional terms and conditions:

     (a)  EXERCISE OF OPTIONS:

          (i) EMPLOYEES (INCLUDING OFFICERS, AND DIRECTORS WHO ARE ALSO EMPLOYEES): The optionee must earn the right to exercise the option by continuing to serve as an employee of the Company and by meeting such other conditions as may be determined by the Committee, including any performance criteria with respect to the Company and/or the optionee as may be determined by the Committee. Any option granted to an employee shall be exercisable at such times and under such conditions as may be determined by the Committee; it is anticipated (based upon the Company's experience with the 1996 Plan) that options typically will be exercisable ratably in cumulative annual installments over a four-year period.

          (ii) NON-EMPLOYEE DIRECTORS: All non-employee directors of the Company are granted automatically a non-statutory stock option to purchase up to 15,000 shares, and a non-employee director elected to serve as Chairperson of the Board is granted automatically a non-statutory stock option to purchase up to an additional 15,000 shares, of Common Stock:
               (1) as of the date such person is initially elected to serve as a non-employee director and/or as Chairperson, respectively, and (2) as of the date such person is re-elected as a non-employee director each year at an annual stockholders' meeting or is re-elected to serve as Chairperson of the Board. Any such options shall vest and become exercisable, cumulatively, in 12 equal monthly installments commencing on the last business day of the month of grant; provided that if an optionee ceases to serve

                                                                         42
               as a non-employee director during any month, the option shall cease to vest and become exercisable with respect to any subsequent month(s). If the initial election of a non-employee director or Chairperson occurs prior to an annual stockholders' meeting, the non-employee director shall receive a pro rata option grant (or, in the case of Chairperson, an additional pro rata option grant) in connection with his or her election, and the related options shall vest and become exercisable, cumulatively, in equal monthly installments. The Committee does not have the power to determine eligibility for grants of non-statutory stock options or the number of shares for which non-statutory stock options may be granted or the timing or exercise price of non-statutory stock options granted to any non-employee director.

               If an optionee ceases to serve as a non-employee director for any reason, he or she may, but only within six months following the date he or she ceases to serve on the Board of Directors, exercise his or her option to the extent that he or she was entitled to exercise it at the date of such termination. To the extent that he or she does not exercise such option (which he or she was entitled to exercise) within the time specified in the Plan, the option shall terminate.

               The following table sets forth certain information (to the extent determinable as of the date of this Proxy Statement) with respect to the options that will be automatically granted to non-employee directors as a group under the 1996
               Plan:

                              NEW PLAN BENEFITS (1)

                                        Exercise        Number
                                         Price         of shares
                                        --------       ----------
               Non-Employee Director
               Group (8 persons)           (2)         135,000 (3)

               (1) As of March 1, 1998, 437,250 options have been granted under the Plan. The following persons and groups have been granted options to purchase the following number of shares of Common Stock under the 1996 Plan as of March 1, 1998: M. Dendy Young, 0; Arthur D. Lambert,
                    0; Charles A. Hasper, 0; John S. Campbell, 0; William
                    E. Johnson, Jr., 20,000; all current executive officers as a group, 130,000; Tania Amochaev, 30,000; Gerald W. Ebker, 30,000; Lee Johnson, 80,000; Steven Kelman, 10,000; James J. Leto, 30,000; Lawrence J. Schoenberg, 60,000; John M. Toups, 10,000; Edward H. Bersoff,
                    3,750; all current directors who are not executive

                                                                         43
                    officers as a group, 253,750; and all current employees who are not executive officers as a group, 38,000. Options which will be granted in the future under the Plan are not determinable other than for the Non-Employee Director Group.

               (2) The exercise price will be equal to the reported closing price of the Common Stock on The Nasdaq Stock Market on the date of grant.

               (3) Based on the current number of eight non-employee directors and assumes that all such directors will be re-elected at the Annual Meeting. Includes the grant of options to purchase 15,000 shares to each of seven non-employee directors and 30,000 shares to the Chairperson of the Board.

         (iii) An option is exercised by giving written notice of exercise to the Company that specifies the number of shares of Common Stock as to which the option is being exercised, and tendering payment to the Company of the purchase price. The form of payment for shares to be issued upon the exercise of an option may, in the discretion of the Committee, consist entirely or in any combination of cash, check, a commitment to pay by a broker or shares held by the optionee or issuable upon exercise of the option, or such other consideration and method of payment permitted under any laws to which the Company is subject; provided, however, that non-employee directors may only use cash, check or broker's commitment to pay, or some combination thereof, as payment for the exercise of an option.

     (b) EXERCISE PRICE: The exercise price per share for the shares to be issued pursuant to the exercise of an option shall be such price as is determined by the Committee; provided, however, that:
          (i) with respect to both non-statutory stock options and incentive stock options such price shall in no event be less than 100% of the fair market value per share on the date of grant, except that the Committee may specifically provide that the exercise price of an option may be higher or lower in the case of an option granted to employees of a company acquired by the Company in assumption and substitution of options held by such employees at the time such company is acquired; and (ii) the Committee does not have the authority to adjust or amend the exercise price of any options previously awarded to any optionee, whether through amendment, cancellation, replacement grant or other means. In the case of an incentive stock option granted to an employee who, at the time the incentive stock option is granted, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the combined voting power of all classes of stock of the Company, the exercise price per share

                                                                         44
          shall be no less than 110% of the fair market value per share on the date of grant. The Common Stock fair market value per share on the date of an option grant will be equal to the closing price of the Common Stock on the date of the option grant. On March 1, 1998, the closing price of the Common Stock on The Nasdaq Stock Market was $5.125 per share.

     (c) LIMITS ON STOCK OPTION GRANTS: The maximum number of shares which may be subject to options awarded under the 1996 Plan during any calendar year to any one optionee shall not exceed 100,000 shares. To the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year under all incentive stock option plans of the Company exceeds $100,000, the options in excess of such limit shall be treated as non-statutory stock options.

     (d) TERMINATION OF EMPLOYMENT: If the optionee's employment with the Company is terminated for any reason other than death or total and permanent disability, the option may be exercised within one month or within three months in the case of an incentive stock option (or in certain cases six months), or within six months in the case of a non-statutory stock option, in each case as is determined by the Committee, after such termination as to all or part of the shares as to which the optionee was entitled to exercise at the time of termination.

     (e) DEATH OR DISABILITY: If an optionee should die or become permanently and totally disabled while employed by the Company, the options granted to him or her may be exercised at any time within six months (or such period of time not exceeding one year as is determined by the Committee) after such death or disability, but only to the extent the optionee was entitled to exercise the options at the date of his or her termination of employment due to such death or disability.

     (f) TERM AND EXPIRATION OF OPTIONS: Options may not have a term greater than 10 years from the grant date. No option may be exercised after its expiration.

     (g) NONTRANSFERABILITY OF OPTIONS: Options granted under the Plan may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution or, if permitted of options granted under Rule 16b-3, transfers between spouses incident to a divorce.

     (h) Other Provisions: The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1996 Plan as may be determined by the Committee.

                                                                         45
ADJUSTMENT UPON CHANGES IN CAPITALIZATION

     Subject to any required action by the Company's stockholders, in the event that a change, such as a stock split or stock dividend, is made in the Company's capitalization which affects the stock for which options are exercisable under the 1996 Plan, appropriate adjustment will be made in the exercise price of and the number of shares covered by outstanding options, and in the number of shares available for issuance under the 1996 Plan. In the event of a dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, as a result of which the Company is not the surviving and controlling corporation, the Board will make provision for the assumption of all outstanding options by the successor corporation or the Board will declare that any option will terminate as of a date fixed by the Board which is at least 30 days after notice thereof is given to optionees and permit each optionee to exercise his or her option as to all or a portion of the shares covered by such option, including shares as to which the option would not otherwise be exercisable.

TAX INFORMATION

     The federal income tax consequences of options are complex and subject to change. The following discussion is only a brief summary of the general federal income tax rules currently applicable to options and does not cover all specific transactions which may arise. A taxpayer's particular situation may be such that the general federal income tax rules described herein may not apply. This summary does not cover the state, local or foreign tax consequences of the grant or exercise of options under the 1996 Plan or the disposition of shares acquired upon exercise of such options or federal estate tax or state estate, inheritance or death taxes.

     INCENTIVE STOCK OPTIONS

     If an option granted under the 1996 Plan is treated as an incentive stock option, the optionee will not recognize any income for regular income tax purposes upon either the grant or the exercise of the option and the Company will not be allowed a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability in the year of exercise.

     If an optionee exercises an incentive stock option and does not dispose of the shares received within two years of the date of the grant of such option or within one year after transfer of the shares to him, whichever ends later, any gain realized upon disposition will be character-ized as long-term capital gain, and any loss will be treated as long-term capital loss. In either such case, the Company will not be entitled to a federal income tax deduction.

                                                                         46
     If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to him, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the purchase price or (2) the amount realized on the disposition minus the purchase price, will be taxed as ordinary income in the taxable year in which the disposition occurs.
Any such ordinary income will increase the optionee's tax basis for purposes of determining gain or loss on the sale or exchange of such shares. The excess, if any, of the amount realized over the fair market value of the shares at the time of the exercise of the option will be treated as short-term or long-term capital gain, as the case may be, and any loss realized upon the disposition will be treated as a capital loss. An optionee will be generally considered to have disposed of shares if he sells, exchanges, makes a gift of or transfers legal title to such shares (except by pledge in certain non-taxable exchanges, a transfer in insolvency proceedings or upon death). If the amount realized from a sale or exchange of the shares is less than the purchase price, the optionee generally will not recognize income.

     The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability in the year of exercise because the excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price is an adjustment in determining an optionee's alternative minimum taxable income for such year. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he exercises an incentive stock option. An optionee who makes a disqualifying disposition of stock acquired upon exercise of an incentive stock option must still treat such excess as an adjustment in determining alternative minimum taxable income. In the case of a disqualifying disposition which occurs after the year of exercise, an individual would be required to recognize alternative minimum taxable income in the year of exercise and ordinary income in the year of such disqualifying disposition in an amount determined under the rules described above. In addition, an optionee's alternative minimum tax liability is affected by the avail-ability of special credit, a basis adjustment and other complex rules.

     In general, there will be no federal income tax consequences to the Company upon the grant, exercise or termination of an incentive stock option. However, in the event an optionee sells or disposes of stock received upon the exercise of an incentive stock option prior to satisfying the two-year and one-year holding periods described above, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares.

     NON-STATUTORY STOCK OPTIONS

     Non-statutory stock options granted under the 1996 Plan do not qualify as "incentive stock options" and, accordingly, do not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he is granted a non-statutory option. However,

                                                                         47
upon its exercise, the optionee will recognize ordinary income for federal income tax purposes measured by the excess, if any, of the then fair market value of the shares over the option price. In the case of an optionee who is subject to Section 16 of the Securities Exchange Act, the optionee will recognize ordinary income on the later of the date that the option is exercised and the date that is six months after the option was granted.
The income realized by an optionee who is a current or former employee will be subject to income tax withholding by the Company.

     Upon a sale of any shares acquired pursuant to the exercise of a non-statutory stock option, the difference between the sale price and the optionee's tax basis in the shares will be treated as short-term or long-term capital gain or loss, as the case may be. The optionee's tax basis for determination of gain or loss upon any subsequent disposition of shares acquired upon the exercise of a non-statutory stock option typically will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option.

     In general, there will be no federal tax consequences to the Company upon the grant or termination of a non-statutory stock option or a sale or disposition of the shares acquired upon the exercise of a non-statutory stock option. However, upon the exercise of a non-statutory stock option, the Company will be entitled to a deduction to the extent and in the year that ordinary income from the exercise of the option is recognized by the optionee, provided the Company has satisfied its withholding obligations under the Code.

AMENDMENT AND TERMINATION OF THE PLAN

     The Committee may amend or terminate the 1996 Plan from time to time in such respects as the Committee may deem advisable and shall make any amendments which may be required so that options intended to be incentive stock options shall continue to be incentive stock options for the purpose of Section 422 of the Code; provided, however, that without approval of a majority of the Common Stock, no such revision or amendment shall be made that affects the ability of options thereafter granted to satisfy Rule 16b-
3. Except as otherwise provided in the 1996 Plan, any amendment or termination of the Plan shall not affect options already granted and the 1996 Plan shall not adversely affect the terms of any option granted prior to the date the Plan was approved by stockholders, unless mutually agreed by the Company and an optionee. The 1996 Plan will continue in effect for a term of ten years unless sooner terminated by the Committee.

                          INDEPENDENT ACCOUNTANTS

     The Board has appointed Arthur Andersen LLP, independent accountants, to audit the Company's financial statements for the year ending December 31, 1998. A representative of Arthur Andersen is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

                                                                         48
     During the first calendar quarter of 1996, proposals were requested from qualified firms of certified public accountants to perform audit services beginning in 1996 for the Company. The Company's former independent accountant - Coopers & Lybrand LLP - submitted a letter in response to the Company's request for proposals, stating an interest in continuing to serve as the Company's independent accountant, but declining to participate in the Company's proposal process, as defined in the request for proposals. On June 6, 1996, the Audit Committee of the Board of Directors met to interview the finalist firms selected by management as a result of the above-mentioned process. On June 17, 1996, such Audit Committee approved the engagement of Arthur Andersen LLP as the independent accountants for the Company.

     During the two fiscal years ended December 31, 1995 and 1994 and the subsequent interim period preceding the engagement of Arthur Andersen LLP,
(i) there were no disagreements with Coopers & Lybrand LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to its satisfaction would have caused it to make reference in connection with its report to the subject matter of the disagreement; and (ii) Coopers & Lybrand LLP has not advised the Company of any reportable events as defined in paragraph (A) through (D) of Regulation S-K Item 304 (a)(1)(v).

     The accountants' report of Coopers & Lybrand LLP on the consolidated financial statements of Government Technology Services, Inc. and Subsidiary as of and for the years ended December 31, 1995 and 1994 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.



     A copy of the Company's 1997 Annual Report to Stockholders is being delivered to each stockholder of record as of the Record Date. THE COMPANY'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SEC, IS ALSO AVAILABLE FREE OF CHARGE TO ALL STOCKHOLDERS OF RECORD AS OF THE RECORD DATE BY WRITING TO THE COMPANY AT 4100 LAFAYETTE CENTER DRIVE, CHANTILLY, VIRGINIA 20151-1200, ATTENTION: INVESTOR RELATIONS.

                               OTHER MATTERS

     The Company currently knows of no matters to be submitted at the Annual Meeting other than those described herein. If any other matters properly come before the Annual Meeting, the proxies will vote the shares they represent as they deem advisable.

                                                                         49
             INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Company hereby incorporates by reference the portions of the Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the SEC on March 30, 1998, containing the Company's audited financial statements and management's discussion and analysis of financial conditions and results of operations, and the Company's Report on Form 8-K/A, filed with the SEC on April 2, 1998.


                                   By Order of the Board of Directors

                                   Judith B. Kassel
                                   Corporate Secretary


Chantilly, Virginia
April 13, 1998

                                  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                               GOVERNMENT TECHNOLOGY SERVICES, INC.
                                                1998 ANNUAL MEETING OF STOCKHOLDERS

     The undersigned stockholder of Government Technology Services, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 13,1998, and Annual
Report on Form 10-K for the year ended December 31, 1997, and hereby appoints M. Dendy Young and Judith B. Kassel, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. on May 12, 1998, at the
Company's headquarters located at 4100 Lafayette Center Drive in Chantilly, Virginia, and at any adjournment(s) thereof, and to vote all shares of Common Stock to which the undersigned would be entitled, if then and there personally present, on the matters set forth below:

     1.   CONVERSION OF PREFERRED STOCK:               [ ] FOR        [ ] AGAINST         [ ] ABSTAIN
          To vote on the conversion of the Company's Series C Preferred Stock into Common Stock, as described in the Proxy
          Statement.

     2.   INCREASE IN AUTHORIZED COMMON STOCK:         [ ] FOR        [ ] AGAINST         [ ] ABSTAIN
          To vote on an increase in the number of authorized shares of Common Stock from 10,000,000 to 20,000,000, as described in the Proxy Statement.

     3.   ELECTION OF DIRECTORS:        [ ] FOR ALL nominees listed below            [ ] WITHHOLD AUTHORITY
                                        (except as marked to the contrary below).    to vote for ALL nominees listed below.

          (Instruction:  To Withhold the authority to vote for any individual nominee, mark the box next to the nominee's name below.)  Name of Nominee:

               [ ] Tania Amochaev       [ ] Gerald W. Ebker           [ ] Lee Johnson          [ ] Steven Kelman, Ph.D.
               [ ] James J. Leto        [ ] Lawrence J. Schoenberg    [ ] John M. Toups        [ ] M. Dendy Young

     4.   AMENDMENT TO 1996 STOCK OPTION PLAN:         [ ] FOR        [ ] AGAINST         [ ] ABSTAIN
          To vote on an amendment to the Company's 1996 Stock Option Plan to increase by 1,000,000 the number of shares of Common
          Stock authorized for issuance thereunder, as described in the Proxy Statement.

     5.   OTHER BUSINESS:
          In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

     Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s)
thereof shall have and may exercise all powers of said attorneys-in-fact hereunder.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4,
AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                                                Dated:                                       , 1998
                                                                                         ------------------------------------


                                                                                 --------------------------------------------------
                                                                                                    (Signature)

                                                                                 --------------------------------------------------
                                                                                                    (Signature)

                                                                                (This Proxy should be marked, dated and signed by
                                                                                each stockholder exactly as his or her name
                                                                                appears hereon and returned promptly in the
                                                                                enclosed envelope.  Persons signing in a fiduciary
                                                                                capacity should so indicate.  If shares are held
                                                                                by joint tenants or as community property, both
                                                                                parties should sign.)

                                                                          1
                                APPENDIX A

          CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
               SERIES C 8% CUMULATIVE REDEEMABLE CONVERTIBLE
                PREFERRED STOCK, $0.25 PAR VALUE PER SHARE,
                                    OF
                   GOVERNMENT TECHNOLOGY SERVICES, INC.
                         _________________________

            Pursuant to Section 151 of the General Corporation
                       Law of the State of Delaware
                         _________________________

     GOVERNMENT TECHNOLOGY SERVICES, INC., a Delaware corporation (the "Corporation"), certifies that, pursuant to the authority contained in Article FOURTH of its Amended Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Corporation's board of directors (the "Board") duly adopted the following resolution creating a series of preferred stock of the Corporation designated as "Series C 8% Cumulative Redeemable Convertible Preferred Stock."

     RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Corporation's Amended Certificate of Incorporation, a series of preferred stock of the Corporation designated as "Series C 8% Redeemable Convertible Cumulative Preferred Stock" be, and hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and the special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

     1. Designation and Amount. The series of preferred stock established hereby shall be designated the "Series C 8% Cumulative Redeemable
Convertible Preferred Stock," with a par value of $0.25 per share (the "Series C Preferred Stock"), and the authorized number of shares of Series C Preferred Stock shall be 100,000.

     2. Rank. The Series C Preferred Stock shall, with respect to dividend distributions and distributions upon the voluntary or involuntary liquidation, dissolution and winding-up of the Corporation, rank (i) senior to all classes of Common Stock and each other class of Capital Stock of the Corporation or series of preferred stock of the Corporation hereafter created which is not Senior Stock or Parity Stock ("Junior Stock"), (ii) pari passu with any Parity Stock and (iii) junior to any Senior Stock. There is no Senior Stock or Parity Stock outstanding on the date hereof and such stock may not be authorized or issued except in accordance with
Section 7(b).

     3. Dividends. (a) Dividend Rate. Subject to the provisions of Section 3(c), commencing on the Dividend Commencement Date, the Holders shall be entitled to receive, when, as and if declared by the Board, but only out of funds legally available therefor, distributions in the form of cash

                                                                          2
dividends on each share of Series C Preferred Stock at a rate of 8% per annum of the Liquidation Preference and no more. All dividends (i) shall accrue and be cumulative, whether or not declared by the Board, on a daily basis from (1) the Dividend Commencement Date with respect to Initial Series C Preferred Stock and (2) the Original Issuance Date with respect to Series C Preferred Stock the Original Issuance Date of which is after the Initial Issue Date, and (ii) when, as and if declared by the Board, shall be payable annually in arrears on each Dividend Payment Date commencing with the first Dividend Payment Date after (1) the Dividend Commencement Date with respect to Initial Series C Preferred Stock and (2) the Original Issuance Date with respect to Series C Preferred Stock the Original Issuance Date of which is after the Initial Issue Date. If any Dividend Payment Date occurs on a date that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be payable on the next succeeding Business Day. Each dividend shall be payable with respect to Series C Preferred Stock held by Holders as they appear on the Corporation's stock books on each Dividend Record Date. Dividends shall cease to accrue and accumulate in respect of Series C Preferred Stock on any Redemption Date or Conversion Date, as the case may be.

     (b) Dividend Payments. Dividends on account of arrears for any past Dividend Period and dividends in connection with any Redemption pursuant to
Section 5(a) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders on such date as may be fixed by the Board.

     (c) Dividends Paid in Series C Preferred Stock. Notwithstanding anything herein to the contrary, the Corporation shall, at its option, be entitled in respect of any Dividend Period, in lieu of either paying any part or all of a dividend in cash or permitting the unpaid dividend to accrue additional dividends thereon, as provided in Section 3(f)(ii), to declare and pay any part or all of such dividend in additional fully paid and nonassessable shares of Series C Preferred Stock with a Liquidation Preference equal to the amount of the dividend payable in Series C
Preferred Stock, with a fractional number of shares to be issued in payment of any such dividend as the result thereof to be rounded to the nearest 1/100th of share. The Corporation shall reserve 84,625 authorized but unissued shares of Series C Preferred Stock for purposes of this Section
3(c) and not for any other purpose. On or before the 15th Business Day after the Dividend Payment Date in respect of which shares of Series C Preferred Stock will be issued as a dividend, the Corporation will prepare and mail to each holder of Series C Preferred Stock a certificate setting forth the determination of the number of shares of Series C Preferred Stock issuable in payment of such dividend. A dividend payment in Series C Preferred Stock shall not be considered paid if the Corporation has not caused share certificates representing such Series C Preferred Stock to be mailed or delivered to the holders of the Series C Preferred Stock on which such dividend is being paid on or before the 15th Business Day after the applicable Dividend Payment Date. If the above-mentioned share certificates are not mailed or delivered on or before the 15th Business Day after the applicable Dividend Payment Date, such unpaid dividends shall

                                                                          3
from and after the applicable Dividend Payment Date accrue additional dividends in respect thereof at the rate of 8% per annum as provided in
Section 3(f)(ii), until such accrued and unpaid dividends have been paid in full.

     (d) Junior Stock Dividends, Redemptions, etc. So long as any Series C Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Stock, or any warrants, rights, calls or options exercisable for any Junior Stock (except for the purchase, redemption or other retirement of such securities which are debt securities or Senior Stock or Parity Stock) or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or Capital Stock of the Corporation (or securities convertible or exchangeable for obligations or Capital Stock of the Corporation) or other property (other than dividends, payments, purchases, acquisitions, redemptions, retirements or distributions in Junior Stock and cash in lieu of fractional shares) and shall not permit any Subsidiary of the Corporation directly or indirectly to do any of the same in respect of such Junior Stock (other than dividends, payments, purchases, acquisitions, redemptions, retirements or distributions in Junior Stock and cash in lieu of fractional shares) unless and until all dividend arrearages on the Series C Preferred Stock have been paid in full (whether in cash or in additional Series C Preferred Stock as provided in Section 3(c)) or declared and a sum of money or a number of shares of additional Series C Preferred Stock sufficient for the payment thereof has been set apart.

     (e) Pro Rata Dividend Payments. Unless and until all dividend arrearages on the Series C Preferred Stock have been paid in full (whether in cash or in additional Series C Preferred Stock as provided in Section 3(c)), all dividends declared by the Board upon Series C Preferred Stock or Parity Stock, if any, shall be declared pro rata with respect to all Series C Preferred Stock and Parity Stock then outstanding so that the amounts of any dividends declared per share on the Series C Preferred Stock and such Parity Stock bear the same ratio to each other at the time of declaration as all accrued and unpaid dividends on the Series C Preferred Stock and the Parity Stock bear to each other.

     (f) Dividend Computations. (i) Dividends payable on the Series C Preferred Stock shall be computed by multiplying 8% by the Liquidation Preference and multiplying the result by a fraction, the numerator of which shall be the number of days in the particular Dividend Period or, as the case may be, the actual number of days lapsed in the Dividend Period for which payable, and the denominator of which shall be 365.

     (ii) For any Dividend Period in which dividends are not paid in full (whether in cash or in additional Series C Preferred Stock as provided in Section 3(c)) on the Dividend Payment Date next succeeding the end of such Dividend Period, then on such Dividend Payment Date such accrued and unpaid dividends shall be added, solely for the purpose of calculating dividends

                                                                          4
payable on the Series C Preferred Stock outstanding immediately prior to such Dividend Payment Date, to the Liquidation Preference at the beginning of the Dividend Period succeeding the Dividend Period as to which such dividends were not paid and shall thereafter accrue additional dividends in respect thereof at the rate of 8% per annum until such accrued and unpaid dividends have been paid in full.

     (iii) The holders of Series C Preferred Stock shall not be entitled to any dividends whether payable in cash, property or stock in excess of the full cumulative dividends, as provided in Section 3 on the Series C Preferred Stock.

     4. Liquidation Preference. (a) Liquidation, Dissolution or Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount equal to the Liquidation Preference for each share outstanding plus all accrued but unpaid dividends thereon (which accrued but unpaid dividends shall only be paid in the form of cash) to the date of such liquidation, dissolution or winding-up, before any payment shall be made or any assets distributed to the holders of any Junior Stock. If, however, the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders and the holders of any outstanding Parity Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts which would be payable on such distribution if the amount to which the Holders and the holders of any outstanding Parity Stock are entitled were paid in full. Except as provided in this Section 4(a), Holders shall not be entitled to any distribution in the event of liquidation, dissolution or winding-up of the affairs of the Corporation.

     (b) Asset Transfers, Mergers and Consolidations. For the purposes of this Section 4, neither the sale, conveyance, exchange or transfer (for cash, stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation.

     5. Redemption. (a) The Corporation (or any Subsidiary thereof) may, at the Corporation's option redeem at any time on or after the Dividend Commencement Date, from any source of funds legally available therefor, in whole but not in part, as provided in Section 5(b), all of the Series C Preferred Stock, at a redemption price payable in cash equal to (i) in respect of a Redemption Date (as defined below) during the period from the Dividend Commencement Date to, but not including, the date on which the Second Meeting is held, at the Initial Redemption Price and (ii) in respect of a Redemption Date on or after the Adjustment Date, at the Adjusted Redemption Price.

     (b) Redemption Procedure. At least 10 Business Days and not more than 60 days prior to the date fixed by the Board for any redemption of the

                                                                          5
Series C Preferred Stock (the "Redemption Date"), written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder on the record date fixed for such redemption of the Series C Preferred Stock at such Holder's address as the same appears on the Corporation's stock books. The Redemption Notice shall state:

     (1) that such notice constitutes a Redemption Notice pursuant to
Section 5(a);

     (2) the Redemption Price;

     (3) the Redemption Date;

     (4) that the Holder is to surrender to the Corporation his certificate or certificates representing the Series C Preferred Stock to be redeemed, specifying the place or places where, and the manner in which, certificates for Series C Preferred Stock are to be surrendered for redemption;

     (5) that dividends on the Series C Preferred Stock to be redeemed shall cease to accumulate on the Redemption Date, unless the Corporation defaults in the payment of the amounts necessary for such redemption, in which case, dividends shall continue to accumulate from the Redemption Date until such payment is made; and

     (6) all funds necessary for such redemption shall, as of the Redemption Date, have been set aside by the Corporation separate and apart from its other funds, in trust for the benefit of the Holders pursuant this
Section 5.

     (ii) Each Holder shall surrender the certificate or certificates representing such Series C Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares so surrendered shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

     (iii) If, on or before the Redemption Date, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the shares so called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding on and after such Redemption Date, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on redemption thereof, without interest. Any interest accrued on such funds shall be paid to the Corporation from time to time, as it may request.

     (iv) Any funds so set aside or deposited, as the case may be, by the Corporation and unclaimed as of 90 days after such Redemption Date shall be released or repaid to the Corporation, after which the Holders of the

                                                                          6
shares so called for redemption shall look only to the Corporation for payment thereof.

     6. Automatic Conversion. (a) Conversion and Effectiveness. As of the Conversion Date, the Series C Preferred Stock shall automatically be reclassified as, and converted into, Common Stock, without any action of the Holder, as follows (the "Conversion"):

     (i) Each share of Series C Preferred Stock shall be converted into such number of fully paid and nonassessable shares of Common Stock that equals the Liquidation Preference of the share of Series C Preferred Stock plus all accrued but unpaid dividends thereon to, but not including, the Conversion Date divided by the Conversion Price, provided, however, that if the Conversion Date occurs after the Dividend Commencement Date, the Corporation shall be entitled, in lieu of issuing Common Stock in respect of all or any part of the accrued but unpaid dividends, to pay in cash all or any part of such unpaid dividends (the "Cash Election").

     (ii) If the Corporation elects to exercise the Cash Election, it shall do so on a pro rata basis in respect of the outstanding Series C Preferred Stock; and

     (iii) Within 10 Business Days after the Conversion Date, written notice of the Conversion and, if applicable, of the Cash Election shall be given by first class mail, postage prepaid, to each Holder at such Holder's address as the same appears on the Corporation's stock books, which notice shall state (1) the number of shares of Common Stock into which the Series C Preferred Stock has been converted and, if the Cash Election has been exercised, that all or, as the case may be, that a specified part of the accrued but unpaid dividends will be paid in cash pursuant to the Cash Election, (2) the Conversion Date and (3) that the Holder is to surrender to the Corporation his certificate or certificates formerly representing the Series C Preferred Stock that has been converted into Common Stock and, if the Cash Election has been exercised, the right to receive cash in an amount equal to all or such portion of the accrued but unpaid dividends, as the case may be, for which the Cash Election was exercised (the "Cash Portion").

     (b) Conversion Procedures. The Holder of any Series C Preferred Stock converted shall surrender the certificate representing such Series C Preferred Stock (the "Series C Preferred Stock Certificate") at the office or agency then maintained by the Corporation for the transfer of the Series C Preferred Stock. Such Holder shall state in the notice tendered with the Series C Stock Certificate the name or names (with addresses) in which the certificate or certificates for Common Stock which shall be issuable upon such conversion shall be issued, and such notice shall be accompanied by transfer taxes, if required. Each Series C Preferred Stock Certificate surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the registration of such Series C Preferred Stock Certificate, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Corporation duly executed by, the Holder or such Holder's duly authorized attorney.

                                                                          7
     As promptly as practicable, but in no event later than 10 Business Days, after the surrender of such Series C Preferred Stock Certificate and the receipt of such notice and funds, if any, as aforesaid, the Corporation shall issue and shall simultaneously deliver at such office or agency to such Holder, or on his written order, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such Series C Preferred Stock represented by the Series C Preferred Stock Certificate so surrendered or portion thereof in accordance with the provisions of this Section 6. If less than all of the Series C Preferred Stock represented by a Series C Preferred Stock Certificate surrendered for conversion is to be converted into Common Stock as a result of the exercise of the Cash Election, the Corporation shall simultaneously deliver to or upon the written order of the Holder of such Series C Preferred Stock Certificate a check in an amount equal to the Cash Portion.

     Upon the Conversion Date, (i) all Series C Preferred Stock shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease, except only the right of the Holders thereof, subject to the provisions of this Section 6, to receive Common Stock in exchange therefor and, if the Cash Election has been exercised, the Cash Portion, and (ii) the person or persons entitled to receive the Common Stock into which their Series C Preferred Stock has been converted shall be treated for all purposes, including dividends and other distributions thereafter in respect of Common Stock, as having become the owners of such Common Stock.

     If any Series C Preferred Stock shall be called for redemption pursuant to Section 5, such shares shall no longer be subject to conversion into Common Stock under this Section 6.

     (c) The Conversion Price at which Series C Preferred Stock is convertible into Common Stock shall be subject to adjustment from time to time as provided in this Section 6(c) (unless otherwise indicated, all calculations under this Section 6(c) shall be made to the nearest $0.01):

     (i) In case the Corporation shall (A) declare a dividend or make a distribution on the outstanding Common Stock in Capital Stock of the Corporation, (B) subdivide or reclassify the outstanding Common Stock into a greater number of shares (or into other securities or property), or (C) combine or reclassify the outstanding Common Stock into a smaller number of shares (or into other securities or property), the Conversion Price in effect at the close of business on the date fixed for the determination of stockholders entitled to receive such dividend or other distribution, or to be affected by such subdivision, combination or other reclassification, shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of outstanding shares of Common Stock immediately prior to such event, and the denominator of which shall be the total number of outstanding shares of Common Stock immediately after such event. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the record date for such event, or, if there is no record date, upon the effective date for such event. Any Common Stock issuable in payment of a dividend shall be deemed to have been

                                                                          8
issued immediately prior to the time of the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under subparagraphs (ii) and (iii) below. Adjustments pursuant to this subparagraph shall be made successively whenever any event specified above shall occur.

     (ii) In case the Corporation shall fix a record date for the issuance of rights, options or warrants to all holders of Common Stock entitling them for a specified period not to exceed 21 days from the date of such issuance to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share (or having a conversion price or exchange price per share, subject to normal antidilution adjustments) less than the Current Market Price (as defined in subparagraph (vii) below) of Common Stock on such record date, the Conversion Price in effect at the close of business on such record date shall be reduced by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares of Common Stock which the aggregate offering exercise price for the total number of shares of Common Stock covered by such rights, options or warrants would purchase at the Current Market Price as of such record date, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase in connection with such rights, options or warrants. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. In case any rights, options or warrants referred to in this subparagraph (ii) in respect of which an adjustment shall have been made shall expire unexercised the Conversion Price shall be readjusted at the time of such expiration to the Conversion Price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights, options or warrants.

     (iii) In case the Corporation shall fix a record date for the making of a distribution to all holders of Common Stock (A) of shares of any class other than Common Stock, (B) of evidences of indebtedness of the Corporation or any Subsidiary, (C) of assets or other property or (D) of rights, options or warrants (excluding those rights, options or warrants resulting in an adjustment pursuant to subparagraph (ii) above), then in each such case the Conversion Price shall be reduced so that such price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph (iii) by a fraction, the numerator of which shall be the Current Market Price per share of Common
Stock as of the record date for such distribution, less the then fair market value (as determined by the Board, whose reasonable determination shall be described in a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board and to be in full force and effect on the date of such certification (a

                                                                          9
"Board Resolution")) of the portion of the securities, evidences of indebtedness, assets, property or rights, options or warrants so distributed, as the case may be, which is applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of Common Stock as of the record date for such distribution. Such adjustment shall be made successively whenever such a record date is fixed.

     (iv) In case the Corporation shall issue Common Stock for a consideration per share less than the Current Market Price per share on the date the Corporation fixes the offering price of such additional shares, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate consideration received (determined as provided in subparagraph (vi) below) for the issuance of such additional shares would purchase at the Current Market Price per share and the denominator shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made.

     (v) In case the Corporation shall issue any securities convertible into or exchangeable for Common Stock (excluding (A) securities issued in transactions resulting in adjustment pursuant to subparagraphs (ii) and
(iii) above, (B) Series C Preferred Stock, and (C) upon conversion of any of such securities) for a consideration per share of Common Stock deliverable upon conversion or exchange of such securities (determined as provided in subparagraph (vi) below and subject to normal antidilution adjustments) less than the Current Market Price per share in effect immediately prior to the issuance of such securities, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such securities plus the number of shares of Common Stock which the aggregate consideration received (determined as provided in subparagraph (vi) below) for such securities would purchase at the Current Market Price per share and the denominator shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the maximum number of shares of Common Stock deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Such adjustment shall be made successively whenever such an issuance is made.

     Upon the termination of the right to convert or exchange such securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustments made upon the issuance of such convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon conversion or exchange of such securities and upon the basis of the consideration actually received by the Corporation (determined as provided in subparagraph (vi) below) for such securities.

                                                                         10
     (vi) For purposes of any computation pursuant to subparagraphs (iv) or
(v) above, the following shall apply:

     (A) notwithstanding the provisions of subparagraph (iv) or subparagraph (v), no adjustment to the Conversion Price will be made (1) upon the exercise of any of the options outstanding on the date hereof under the Corporation's existing stock option plans or stock option agreements or upon the exercise of any warrants of the Corporation outstanding on the date hereof; (2) upon the issuance or exercise of options or warrants which may hereafter be granted with the Board's approval, or exercised, under any employee benefit plan of the Corporation to officers, directors, employees or consultants, but only with respect to such options or warrants as are exercisable at prices no lower than the Closing Price of the Common Stock as of the date of grant thereof; (3) upon the sale of Common Stock pursuant to stock purchase or similar plans of the Corporation to officers, directors, employees or consultants, but only with respect to such sales at prices no lower than 85% of the Closing Price of the Common Stock as of the date provided in the respective plan; or (4) upon the sale of any Common Stock, warrants to purchase Common Stock or convertible securities in a firm commitment underwritten public offering, including shares sold upon the exercise of any overallotment option granted to the underwriters in connection with such offering; or (5) with respect to the issuance of Common Stock upon conversion of the Series C Preferred Stock, adjusted as appropriate in each case in connection with any stock split, merger, recapitalization or similar transaction;

     (B) in the case of the issuance of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deductions be made for any commissions, discounts, placement fees or other expenses incurred by the Corporation for any underwriting or placement of the issue or otherwise in connection therewith;

     (C) in the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board, whose reasonable determination shall be described in a Board Resolution; and

     (D) in the case of the issuance of securities convertible into or exchangeable for Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (A) and (B) of this subparagraph (vi)).

     (vii) For the purpose of any computation under this Certificate of Designation, (A) the "Current Market Price" per share at any date shall be deemed to be the average of the daily Closing Price for the Common Stock for the 10 consecutive Trading Days commencing 14 Trading Days before such date, and (B) the "Closing Price" of the Common Stock means the last

                                                                         11
reported sale price regular way reported on the NASDAQ Stock Market or its successor, or, if not listed or admitted to trading on the NASDAQ Stock Market or its successor, the last reported sale price regular way reported on any other stock exchange or market on which the Common Stock is then listed or eligible to be quoted for trading, or as reported by the National Quotation Bureau Incorporated.

     (viii) In any case in which this Section shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the Holder of any Series C Preferred Stock converted after such record date and before the occurrence of such event the Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such Holder an amount in cash in lieu of a fractional share of Common Stock pursuant to Section 6(h); provided, however, that the Corporation shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder's rights to receive such additional Common Stock, and such cash, upon the occurrence of the event requiring such adjustment.

     (ix) The Corporation may make such reductions in the Conversion Price, in addition to those required pursuant to other subparagraphs of this
Section 6, as it considers to be advisable so that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

     (x) In case of any consolidation with or merger of the Corporation into another corporation, or in case of any sale or conveyance of assets to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, lawful and adequate provisions shall be made whereby each Holder of Series C Preferred Stock shall have the right to receive, from such successor or purchasing corporation, as the case may be, upon the basis and upon the terms and conditions specified herein, in lieu of the Common Stock immediately theretofore receivable upon the conversion of such Series C Preferred Stock, the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such Series C Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or conveyance. In the case of any such consolidation, merger or sale of substantially all the assets, appropriate provision shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of any conversion rights hereunder.

     (xi) In case of any reclassification or change of the Common Stock issuable upon conversion of Series C Preferred Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in the Common Stock

                                                                         12
into two or more classes or series of shares), or in case of any consolidation or merger of another corporation into the Corporation in which the Corporation is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in the Common Stock into two or more classes or series of shares), lawful and adequate provisions shall be made whereby each Holder of Series C Preferred Stock shall have the right to receive, upon the basis and upon the terms and conditions specified herein, in lieu of the Common Stock immediately theretofore receivable upon the conversion of such Series C Preferred Stock, the kind and amount of shares of stock, other securities, property or cash or any combination thereof receivable upon such reclassification, change, consolidation or merger, by a holder of the number of shares of Common Stock into which such Series C Preferred Stock might have been converted immediately prior to such reclassification, change, consolidation or merger.

     (xii) If the Corporation repurchases (by way of tender offer, exchange offer or otherwise) any Common Stock for a per share consideration which exceeds the Current Market Price of a share of Common Stock on the date immediately prior to such repurchase, the Conversion Price shall be reduced so that such price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph (xii) by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such acquisition multiplied by the Current Market Price per share of the Common Stock on the immediately preceding Trading Day, and the denominator shall be the sum of (A) the fair market value (as determined in good faith by the Board) of the aggregate consideration payable to stockholders as a result of such acquisition, and
(B) the product of the number of shares of Common Stock outstanding immediately following such acquisition and the Current Market Price per share of the Common Stock on such immediately preceding Trading Day, such reduction to become effective immediately prior to the opening of business on the day following such acquisition.

     (xiii) If any event occurs as to which the foregoing provisions of this Section 6(c) are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board, fairly protect the conversion rights of the Series C Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board, to protect such conversion rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Conversion Price, or otherwise adversely affect the Holders.

     (xiv) For purposes of Section 6(c), Common Stock owned or held at any relevant time by, or for the account of, the Corporation in its treasury or otherwise, shall not be deemed to be outstanding for purposes of the calculation and adjustments described therein.

                                                                         13
     (xv) Nothing in this Section 6 shall in any way affect the Corporation's right to redeem the Series C Preferred Stock as provided in
Section 5, including redemptions in contemplation of transactions referred to in the foregoing provisions of this Section 6(c).

     (d) Conversion Price Adjustment Deferred. Notwithstanding the foregoing provisions of this Section 6, (i) no adjustment in the number of shares of Common Stock into which any Series C Preferred Stock is convertible shall be required unless such adjustment would require an increase or decrease in such number of shares of at least 1% and (ii) no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease in the Conversion Price of at least $.01 per share; provided, however, that any adjustments which by reason of this paragraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

     (e) Adjustment Report. Whenever any adjustment is required in the shares into which any Series C Preferred Stock is convertible, the Corporation shall forthwith cause a notice of such adjustment, setting forth the adjusted Conversion Price and the calculation thereof to be mailed to the Holders at their respective addresses as shown on the Corporation's stock books.

     (f) Common Stock. For the purposes of this Section 6, the term "Common Stock" shall mean (i) the Common Stock or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value or from no par value to par value, or from par value to no par value. If at any time as a result of an adjustment made pursuant to the provisions of Section 6(c), the Holder of any Series C Preferred Stock thereafter surrendered for conversion shall become entitled to receive any other class of stock such other shares so receivable upon conversion of any Series C Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 6(c), and the other provisions of this Section 6 with respect to the Common Stock shall apply on like terms to any such other shares.

     (g) Fractional Shares. The Corporation shall not be required to issue fractional shares of Common Stock upon the conversion of any Series C Preferred Stock. If more than one share of Series C Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. If any fractional interest in a share of Common Stock would be deliverable upon the conversion of any Series C Preferred Stock, the Corporation may pay, in lieu thereof, in cash the appropriate amount based on the Conversion Price.

                                                                         14
     7. Voting Rights. The Series C Preferred Stock shall have only the following voting rights:

     (a) Series C Director; Joint Director.

     (i) The number of directors of the Corporation shall be as from time to time fixed by, or determined in the manner provided in, the Charter and the Corporation's bylaws. One such director shall be designated as a "Series C Director" and shall be elected by the Majority Holders voting together as a single class and one such director shall be designated as "Joint Director" and shall be an Independent director nominated by the Majority Holders and approved by the Board in its sole discretion. The rights of the Holders with respect to the Joint Director shall automatically terminate if the total Liquidation Preference with respect to the Series C Preferred Stock owned by the Initial Purchaser plus all accrued and unpaid dividends thereon falls below 66 2/3% of the total Liquidation Preference of the then outstanding Series C Preferred Stock plus all accrued and unpaid dividends thereon. The Majority Holders shall have the exclusive right to remove such Series C Director without cause at any time and to designate another individual as the Series C Director. The term of office of the first Series C Director shall commence upon the nomination and election of such Director, at the option of the Majority Holders at any time after the Initial Issue Date, to expire at the annual meeting of stockholders held in 1998. The Series C Director shall be elected annually at the time of each annual meeting of stockholders for a term of office to expire at the first succeeding annual meeting of stockholders after his election and until his successor is duly elected and has qualified or until his earlier resignation or removal. Such election may be effected by written consent executed by the Majority Holders.

     (ii) With respect to filling the vacancy on the Board with respect to the initial Joint Director, the Holders shall give written notice to the Secretary of the Corporation of the identity of the person nominated by such holders. Such written notice shall be executed, manually, or by photocopy or facsimile, by the Majority Holders. The person so nominated shall be Independent. Upon receipt of such written notice, the Board shall have 17 Business Days in which to approve or disapprove such nominee. If the Board approves such nominee, such nominee shall immediately fill such vacancy. If the Board disapproves such nominee, the Secretary of the Corporation shall immediately give written notice thereof to all Holders. If such a written notice from the Secretary has not been received by such Holders 17 business days after the receipt by the Corporation of such written notice of nomination, the Board shall be conclusively deemed to have approved such nominee and such nominee shall immediately fill such vacancy. If such written notice from the Secretary has been so received within such 17 Business Days, such Holders may nominate another Independent person by written notice to the Secretary, subject to the same approval process as herein above provided. Such process of nomination and approval or disapproval shall continue until an Independent person is nominated who is approved or deemed to be approved by the Board. No nominations for such director shall be made or received other than as described in this Section 7(a)(ii).

                                                                         15
    (iii) With respect to the nomination and election of succeeding Joint Directors, the Holders shall give timely written notice to the Secretary of the Corporation of the identity of the person nominated by such Holders. Such written notice shall be executed, manually, or by photocopy or facsimile, by the Majority Holders. Such written notice shall be timely if received at the Corporation's principal executive office not fewer than 90 days nor more than 120 days before the meeting of stockholders at which such director is to be elected. The person so nominated shall be Independent. Upon receipt of such written notice, the Board shall have 17 Business Days in which to approve or disapprove such nominee. If the Board disapproves such nominee, the Secretary of the Corporation shall immediately give written notice thereof to all Holders. If such a written notice from the Secretary has not been received by such Holders 17 Business Days after the receipt by the Corporation of such written notice of nomination, the Board shall be conclusively deemed to have approved such nominee. If such written notice from the Secretary has been so received within such 17 Business Days, such Holders may nominate another Independent person by written notice to the Secretary, subject to the same approval process as herein above provided. Such process of nomination and approval or disapproval shall continue until an Independent person is nominated who is approved or deemed to be approved by the Board. No nominations for such director shall be made or received other than as described in this Section 7(a)(iii). Election of such person shall be by the holders of Common Stock.

     (iv) A vacancy of the Series C Director position shall be filled only by a majority vote of or written consent of the Majority Holders. A vacancy of the position of Joint Director shall be filled only by the Board, following nomination by the Majority Holders, pursuant to the procedure described in Section 7(a)(ii). Directors chosen pursuant to any of the foregoing provisions shall hold office for a term expiring at the next annual meeting of stockholders and until their successors are duly elected and have qualified or until their earlier resignation or removal. If none of the Series C Preferred Stock remains outstanding, the Series C Director shall be deemed to have resigned immediately as of such date.

     (b) Issuance of Senior or Parity Stock. So long as any Series C Preferred Stock is outstanding, without the affirmative vote or consent of the Majority Holders, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not (i) issue, or reclassify any authorized stock of the Corporation into, or issue any obligation or security convertible into or evidencing a right to purchase, any Senior Stock or Parity Stock or any preferred stock having voting rights senior or equal to those of the Series C Preferred Stock,
(ii) reclassify the Series C Preferred Stock, or (iii) amend its Charter or this Certificate of Designation for the Series C Preferred Stock so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders or to increase or decrease the authorized number of shares of Series C Preferred Stock. Nothing in the immediately preceding sentence shall prohibit or otherwise restrict the Company from issuing Series C Preferred Stock pursuant to Section 3(c).

                                                                         16
     (c) Number of Votes. In any case in which the Holders shall be entitled to vote as a separate class pursuant to this Section 7 or pursuant to Delaware law, each Holder shall be entitled to one vote for each share of Series C Preferred Stock then held.

     (d) No Vote on Other Matters. Except as provided above or as may be required by Delaware law, the Holders shall not be entitled to vote on any matters submitted to holders of the Corporation's Capital Stock.

     8. Exclusion of Other Rights. Except as may otherwise be required by Delaware law, the Series C Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation.

     9. Reissuances. Series C Preferred Stock that has been issued and reacquired by the Corporation (or any Subsidiary thereof) in any manner, including shares surrendered to the Corporation upon conversion, and shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued preferred stock undesignated as to series of preferred stock and may be re-designated and reissued as part of any series of preferred stock.

     10. Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

     11. Headings of Sections. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     12. Severability of Provisions. If any right, preference or limitation of the Series C Preferred Stock set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

     13. Record Holders. The Corporation and the transfer agent, if any, for the Series C Preferred Stock may deem and treat the record holder of any Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor any agent thereof shall be affected by any notice to the contrary.

     14. Notice. All notices and other communications provided for or permitted to be given to the Corporation hereunder shall be made by hand

                                                                         17
delivery, next day air courier or certified first-class mail to the Corporation at its principal executive offices at Government Technology Services, Inc., 4100 Lafayette Center Drive, Chantilly, Virginia 20151-1200, telecopy number (703) 502-2121, Attention: General Counsel, or to such other address as the Corporation shall have designated by written notice to the Holders.

     15. Amendments. This Certificate of Designation may be amended without notice to or the consent of any Holder to cure any ambiguity, defect or inconsistency or to make any other amendment provided that any such amendment does not adversely affect the rights of any Holder. Any provisions of this Certificate of Designation may also be amended by the Corporation with the vote or written consent of the Majority Holders.

     16. Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

     "Adjustment Date" means the earlier of (a) January 1, 2000 and (b) the date on which the Second Meeting is held if at such Meeting Stockholder Approval is not obtained.

     "Adjusted Redemption Price" means in respect to the referenced Series C Preferred Stock the sum of (a) its Liquidation Preference; (b) all accrued and unpaid dividends thereon to, but not including, the Redemption Date; and (c) an amount equal to 2% of the sum of (i) its Liquidation Preference and (ii) all accrued and unpaid dividends thereon attributable to the period commencing with the Adjustment Date through, but not including, the Redemption Date.

     "Board" means the Corporation's board of directors.

     "Board Resolution" has the meaning set forth in Section 6(c)(iii).

     "Business Day" means a day that is not a Saturday, a Sunday or a day on which banking institutions in the State of New York are not required to be open. Unless specifically stated as a Business Day, all days referred to herein shall mean calendar days.

     "Capital Stock" means, with respect to any Person, any and all shares, partnership interests, participations, rights in, or other equivalents (however designated and whether voting or nonvoting) of, such Person's capital stock.

     "Cash Election" has the meaning set forth in Section 6(a)(i).

     "Cash Portion" has the meaning set forth in Section 6(a)(iii).

     "Certificate of Designation" means this entire Certificate of Designations, Preferences and Rights of Series C Preferred Stock.

                                                                         18
     "Charter" means the Corporation's certificate of incorporation, as amended from time to time.

     "Charter Amendment" means an amendment to the Charter increasing the number of authorized shares of Common Stock from 10,000,000 to 20,000,000.

     "Closing Price" has the meaning set forth in Section 6(c)(vii).

     "Common Stock" means shares of Common Stock, par value $0.005 per share, of the Corporation.

     "Conversion" has the meaning set forth in Section 6(a).

     "Conversion Date" means that the date on which the Charter Amendment has been filed with the Secretary of State of the State of Delaware and has become effective under the General Corporation Law of the State of Delaware.

     "Conversion Proposal" means the resolution to be presented to the holders of Common Stock at the First Meeting and, if necessary, the Second Meeting, with respect to the approval of (a) the reclassification and conversion of the Series C Preferred Stock into Common Stock pursuant to
Section 6 and (b) the Charter Amendment.

     "Conversion Price" means, initially, $5.125 and, thereafter, such price as adjusted pursuant to Section 6.

     "Corporation" means Government Technology Services, Inc., a Delaware corporation.

     "Current Market Price" has the meaning set forth in Section 6(c)(vii).

     "Dividend Commencement Date" means the earlier of (a) January 1, 1999 and (b) the date on which the First Meeting is held if at such meeting Stockholders Approval is not obtained.

     "Dividend Payment Date" means each anniversary of the Dividend Commencement Date.

     "Dividend Period" means the dividend period from and including the Dividend Commencement Date to, but not including, the first Dividend Payment Date, and thereafter, each annual period from, and including, the Dividend Payment Date to, but not including, the next Dividend Payment Date.

     "Dividend Record Date" means the date designated by the Board at a time a dividend is declared; provided, however, that such date shall not be more than 30 days prior to the respective Dividend Payment Date or such other date designated by the Board for the payment of dividends in respect of Series C Preferred Stock.

                                                                         19
     "First Meeting" means a special or annual meeting of the holders of Common Stock held before January 1, 1999 for the purpose of, among other things, considering and taking action upon a resolution to approve the Conversion Proposal.

     "Holder" means a record holder of one or more outstanding shares of Series C Preferred Stock.

     "Independent" means any person who is not (a) a director, officer or employee of, or otherwise paid any compensation or remuneration by, any Holder or (b) an officer or employee of, or otherwise paid any compensation or remuneration (other than directors' fees) by, the Corporation.

     "Initial Issue Date" means February 12, 1998.

     "Initial Purchaser" means BTG, Inc., a Virginia corporation.

     "Joint Director" has the meaning set forth in Section 7.

     "Initial Redemption Price" means in respect to the referenced Series B Preferred Stock the sum of (a) its Liquidation Preference; (b) all accrued and unpaid dividends thereon to, but not including, the Redemption Date; and (c) an amount computed by multiplying 8% of the Liquidation Preference by a fraction, the numerator of which shall be the number of days from, and including, the Redemption Date to, but not including, the earlier of the
(i) first anniversary of the date of the First Meeting and (ii) January 1, 2000, and the denominator of which shall be 365.

     "Initial Series C Preferred Stock" means the 15,375 shares of Series C Preferred Stock issued to the Initial Purchaser on the Initial Issuance Date.

     "Junior Stock" has the meaning set forth in Section 2.

     "Liquidation Preference" means, at any time, $1,000 per share of Series C Preferred Stock.

     "Majority Holders" means Holders of Series C Preferred Stock that has a total Liquidation Preference plus accrued and unpaid dividends thereon that represents a majority of the total Liquidation Preference of all outstanding Series C Preferred Stock, plus all accrued and unpaid dividends thereon.

     "Original Issuance Date" means the date upon which the referenced Series C Preferred Stock was originally issued by the Corporation.

     "Parity Stock" means any class or series of stock the terms of which provide that it is entitled to participate pari passu with the Series C Preferred Stock with respect to any dividend or distribution or upon liquidation, dissolution or winding-up of the affairs of the Corporation.

                                                                         20
     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, business trust, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof.

     "Redemption Date" has the meaning set forth in Section 5(b).

     "Redemption Notice" has the meaning set forth in Section 5(b).

     "Redemption Price" means, the Initial Redemption Price or, as the case may be, the Adjusted Redemption Price.

     "Second Meeting" means the special or annual meeting of the holders of Common Stock held after the First Meeting (at which Stockholders Approval was not obtained) but before January 1, 2000, for the purpose of, among other things, considering and taking action upon a resolution to approve the Conversion Proposal.

     "Senior Stock" means any class or series of stock the terms of which provide that it is entitled to a preference to the Series C Preferred Stock with respect to any dividend or distribution or upon voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation.

     "Series C Director" has the meaning set forth in Section 7 (a)(i).

     "Series C Preferred Stock" means the 8% Cumulative Redeemable Convertible Preferred Stock, Series C, par value $0.25 per share, of the Corporation.

     "Series C Preferred Stock Certificate" has the meaning set forth in
Section 6(b).

     "Stockholder Approval" means the approval of the Conversion Proposal by the holders of a majority of the outstanding Common Stock entitled to vote thereon at the First Meeting or, as the case may be, the Second Meeting.

     "Subsidiary" means, (i) with respect to any Person, a corporation a majority of whose Capital Stock with voting power under ordinary circumstances to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person or by such Person and a Subsidiary of such Person, or (ii) any other Person (other than a corporation) of which at least a majority of the voting interest is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person or by such Person and a Subsidiary of such Person.

     "Trading Day" shall mean a day on which securities are traded or quoted on the national securities exchange or quotation system or in the over-the-counter market used to determine the Closing Price.

                         _________________________

                                                                          1
                                APPENDIX B

                           STANDSTILL AGREEMENT


          THIS STANDSTILL AGREEMENT (this "Agreement"), dated as of February 12, 1998, is entered into between Government Technology Services, Inc., a Delaware corporation ("GTSI"), and BTG, Inc., a Virginia corporation ("BTG").

                           W I T N E S S E T H:

          WHEREAS, GTSI and BTG are parties to an Asset Purchase Agreement dated as of February 12, 1998 (the "Purchase Agreement"), pursuant to which GTSI has acquired from BTG substantially all of the assets of BTG, subject to specified exceptions, used or held for use in the Division;

          WHEREAS, pursuant to the Purchase Agreement, BTG will receive at Closing shares ("Shares") of GTSI's Series C 8% Cumulative Redeemable Convertible Preferred Stock, par value $.25 per share ("Preferred Stock"), which are automatically convertible to into GTSI common stock, par value $.005 per share ("Common Stock") upon Stockholder Approval as provided in the Series C Certificate of Designations; and

          WHEREAS, GTSI and BTG desire to make certain representations, warranties and agreements in connection with such acquisition of Shares;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                 ARTICLE I

                                DEFINITIONS


          SECTION 1.01 For purposes of this Agreement, the following terms shall have the following meanings. Terms used but not defined herein shall have the same meanings as in the Purchase Agreement.

     "13D Group" shall mean any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement with the SEC on Schedule 13D as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group shall have Beneficial Ownership representing more than 5% of the total combined voting power of all Voting Securities then outstanding.

     "Beneficial Ownership" shall mean ownership of Voting Securities by a Person, whether the interest in Voting Securities is held directly or indirectly (including by nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as

                                                                          2
modified by Section 856(h)(1)(B) of the Code. Notwithstanding anything herein to the contrary, Beneficial Ownership shall not include any Voting Securities acquired by Edward H. Bersoff from GTSI in his capacity as a director of GTSI. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

     "BTG Board" shall mean the board of directors of BTG.

     "BTG Designee" shall have the meaning set forth in Section 4.01(a).

     "BTG Group" shall have the meaning set forth in Section 2.01.

     "Business Day" shall mean a day that is not a Saturday, a Sunday or a day on which banking institutions in the State of New York are not required to be open. Unless specifically stated as a Business Day, all days referred to herein shall mean calendar days.

     "Call Option" shall have the meaning set forth in Section 3.01(a).

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Common Stock" shall have the meaning set forth in the Recitals to this Agreement.

     "Continuing Directors" shall refer to all persons serving as members of the BTG Board as of the date hereof, together with all other persons whose election to such Board shall subsequently be either effected by, or recommended to, the stockholders of BTG by at least two-thirds of the Continuing Directors then in office.

     "Conversion Proposal" shall have the meaning set forth in Section
2.01(c).

     "Dividend Shares" shall have the meaning set forth in Section 3.02(a).

     "GTSI Board" shall mean the board of directors of GTSI.

     "Independent" means any person who is not (a) a director, officer or employee of, or otherwise paid any compensation or remuneration by, any member of the BTG Group or (b) an officer or employee of, or otherwise paid any compensation or remuneration (other than directors' fees) by, GTSI.

     "Joint Designee" shall have the meaning set forth in Section 4.01(a).

     "Market Price" for any Voting Securities as of any date shall refer to the average of the closing per share prices of Common Stock on the Nasdaq National Market (or any national market on which the Common Stock may then be traded) for the 10 consecutive trading days prior to such date.

     "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code,

                                                                          3
association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

     "Preferred Stock" shall have the meaning set forth in the Recitals to this Agreement.

     "Purchase Agreement" shall have the meaning set forth in the Recitals to this Agreement.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Shares" shall have the meaning set forth in the Recitals to this Agreement.

     "Stockholder Approval" shall mean the approval of the Conversion Proposal by the holders of a majority of the outstanding Common Stock entitled to vote thereon at an annual or special meeting of the holders of Common Stock called for the purpose of, among other things, considering and taking action upon a resolution to approve the Conversion Proposal.

     "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or constructive ownership, or any agreement to take any such actions or cause any such events, of Voting Securities or the right to vote or receive dividends on Voting Securities, including (a) a change in the capital structure of GTSI, (b) a change in the relationship between two or more Persons which causes a change in ownership of Voting Securities by application of Section 544 of the Code, as modified by Section 856(h), (c) the granting or exercise of any option or warrant (or any disposition of any option or warrant), pledge, security interest, or similar right to acquire Voting Securities, (d) any disposition of any securities or rights convertible into or exchangeable for Voting Securities or any interest in Voting Securities or any exercise of any such conversion or exchange right and (e) Transfers of interests in other entities that result in changes in Beneficial Ownership or constructive ownership of Voting Securities; in each case, whether voluntary or involuntary, whether owned of record, constructively owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

     "Voting Securities" shall mean the outstanding securities of GTSI entitled to vote generally for the election of directors, including the Common Stock, or securities convertible into, or entitling the holder thereof to acquire, such voting securities. "Voting Securities" shall not include the Preferred Stock.

                                                                          4
                                ARTICLE II

                       CERTAIN RIGHTS, COVENANTS AND
                             AGREEMENTS OF BTG

          SECTION 2.01 Restrictions on Certain Actions by BTG. BTG agrees that for so long as this Agreement shall remain in effect it shall not, nor shall it permit any of its affiliates (as such term is defined in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange
Act) (BTG, together with such affiliates, the "BTG Group"), directly or indirectly, without the prior written consent of GTSI duly authorized by a majority of the members of the GTSI Board, to:

     a.   acquire, directly or indirectly, by purchase or otherwise,

          i. if the BTG Group Benefically Owns any Preferred Stock and subject to Section 3.02 hereof, and other than pursuant to conversion to Common Stock as a result of Stockholder Approval, any Beneficial Ownership, except by way of stock dividends or other distributions or offerings made available by GTSI to holders of Voting Securities generally, if after such acquisition the members of the BTG Group would Beneficially Own in the aggregate 5% or more of the total combined voting power of the Voting Securities outstanding immediately following any such acquisition; provided that no Voting Securities may be acquired by any member of the BTG Group prior to the earlier of (x) the date of the first stockholders' meeting at which a vote is taken with respect to the Conversion Proposal and (y) January 1, 1999; or

          ii. if the Preferred Stock has been converted to Common Stock as a result of Stockholder Approval, any Beneficial Ownership, except by way of stock dividends or other distributions or offerings made available by GTSI to holders of Voting Securities generally, if after such acquisition the members of the BTG Group would Beneficially Own in the aggregate more than 30.8% of the total combined voting power of the Voting Securities outstanding immediately following any such acquisition;

     b. deposit any Voting Securities in a voting trust or subject them to any arrangement or agreement with respect to the voting thereof;

     c. "solicit" proxies with respect to Voting Securities under any circumstance or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A of the General Rules and Regulations promulgated under the Exchange Act) in opposition to the recommendation of a majority of the directors of GTSI with respect to any matter; provided that if Stockholder Approval has not been obtained by the earlier of the second stockholders' meeting after the issuance of the Preferred Stock or January 1,

                                                                          5
          2000, nothing in this Agreement shall prohibit the BTG Group from soliciting proxies or becoming a participant in a solicitation for the sole purpose of proposing and voting in favor of a proposal (the "Conversion Proposal") to require the conversion of Preferred Stock into Common Stock in accordance with the terms of the Preferred Stock and to amend GTSI's certificate of incorporation to increase the number of authorized shares of Common Stock to facilitate such conversion; provided further that nothing in this Agreement shall prohibit the BTG Group from soliciting proxies or becoming a participant in a solicitation in opposition to any proposal by the GTSI Board which, if adopted, would adversely affect (i) the rights of the holders of Preferred Stock, if then Beneficially Owned by any member of the BTG Group, or (ii) the rights of the BTG Group under Article IV hereof;

     d. except with respect to the Conversion Proposal, initiate, propose or otherwise solicit stockholders of GTSI for the approval of one or more stockholder proposals relating to GTSI at any time, or induce or attempt to induce any other Person to initiate any stockholder proposal with respect to GTSI;

     e. join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other Person, for the purpose of acquiring, holding, voting or disposing of Voting Securities, or otherwise become a "person" within the meaning of
          Section 13(d)(3) of the Exchange Act (in each case, other than solely with members of the BTG Group); or

     f. make any proposal to the GTSI Board or otherwise with respect to the acquisition of any Beneficial Ownership by any member of the BTG Group or with respect to a merger or consolidation with, or a sale of a substantial portion of GTSI's assets to, any member of the BTG Group, if such proposal would be of a kind such that public disclosure thereof might reasonably be required under applicable law (each such proposal, an "Acquisition Proposal").

          SECTION 2.02 Restrictions on Transfers of Common Stock. BTG agrees that, for so long as this Agreement shall remain in effect, it shall not, nor shall it permit any member of the BTG Group to, directly or indirectly, without the prior written consent of GTSI duly authorized by a majority of the members of the GTSI Board, transfer any Voting Securities, other than:

     a. to a wholly owned subsidiary of BTG, or by any such Person to BTG;

     b. pursuant to Rule 144 ("Rule 144") of the General Rules and Regulations promulgated under the Securities Act (without giving effect to subsection (k) of Rule 144);

     c. pursuant to any tender or exchange offer that shall have been recommended to the stockholders of GTSI by the GTSI Board;

                                                                          6
     d. pursuant to any bona fide public offering of Voting Securities (including any sale made pursuant to Rule 144), provided that, in cases other than public offerings of Voting Securities underwritten by one or more underwriters selected by GTSI, no sales of Voting Securities shall be made to any Person or related group of Persons (other than the aforemen-tioned underwriter or underwriters) who is known by any member of the BTG Group to be acquiring in such public offering more than 2% of the total combined voting power of all Voting Securities then outstanding; or

     e. as a result of any pledge or hypothecation to a bona fide financial institution to secure a bona fide loan, or the foreclosure of any lien or encumbrance which may be placed upon any Voting Securities (whether voluntarily or involuntarily).

          With respect to permitted Transfers of Voting Securities by BTG pursuant to paragraphs (a) or (e) above, any buyer or transferee of such Voting Securities shall as a precondition to the consummation of the proposed Transfer be required to execute in writing an agreement to be bound by the terms hereof, which agreement to be bound shall be in form and substance reasonably satisfactory to GTSI. The pledge of Voting Securities to NationsBank, N.A., as agent, pursuant to the terms of the Amended and Restated Stock Security Agreement dated as of October 31, 1997, as modified by the First Modification to Amended and Restated Stock Security Agreement dated as of the date hereof (the "First Modification"), by and between NationsBank, N.A., as agent, and BTG, attached hereto as Exhibit A, is hereby acknowledged and agreed.

          SECTION 2.03   Procedures Regarding Beneficial Ownership
Limitations.

     a. GTSI shall not knowingly give effect on GTSI's books to any purported acquisition, directly or indirectly, by purchase or otherwise, of any Beneficial Ownership, except by way of stock dividends or other distributions or offerings made available by GTSI to holders of Voting Securities generally, if such acquisition is prohibited by Section 2.01(a) and if GTSI has actual knowledge thereof.

     b. GTSI shall give its transfer agent stop-transfer instructions with respect to any proposed acquisition, directly or indirectly, by purchase or otherwise, of any Beneficial Ownership, except by way of stock dividends or other distributions or offerings made available by GTSI to holders of Voting Securities generally, if such acquisition is prohibited by Section 2.01(a) and if GTSI has actual knowledge thereof.

                                                                          7
                                ARTICLE III

                         CERTAIN RIGHTS, COVENANTS
                              AND AGREEMENTS

          SECTION 3.01   GTSI Call Option.

     a. After the date the Preferred Stock is converted to Common Stock as a result of Stockholder Approval, GTSI shall have the option (the "Call Option") to repurchase all, but not less than all, of the Voting Securities Beneficially Owned by the BTG Group if any of the following shall occur:

          i. the Continuing Directors shall fail to constitute a majority of the BTG Board;

          ii. no member of any slate of directors recommended by the BTG Board standing at any election of a class of directors shall be elected to the BTG Board by the stockholders of BTG in such election; or

          iii. the BTG Board shall approve, or BTG shall execute, a definitive agreement providing for a merger or consolidation of BTG, a sale of all or substantially all of BTG's assets or any similar transaction, other than (A) a transaction pursuant to which more than 50% of the voting securities of the surviving corporation shall be owned by former stockholders of BTG, or (B) a transaction where, immediately following such transaction, the Continuing Directors immediately prior to the transaction shall constitute at least a majority of the board of directors of the surviving corporation.

     b.   If GTSI shall elect to exercise the Call Option to purchase
Voting Securities, such Call Option shall be exercised within 30 days following the occurrence of any of the triggering events described in paragraphs (i)-(iii) of subsection (a) above and shall be settled (except as provided below) within 10 days following exercise thereof by payment of an amount equal to the product of the number of shares of Common Stock or units of Voting Securities so to be repurchased multiplied by a price per share equal to the Market Price of such securities on such settlement date; provided, however, that GTSI shall have the right, in lieu of promptly settling the exercise of the Call Option, to direct BTG, which shall direct the other members of the BTG Group if any Voting Securities shall be held by such other members at such time, to sell the Voting Securities covered thereby in transactions in the open market. BTG shall thereupon sell, and shall cause all other members of the BTG Group to sell, such securities in such transactions as soon thereafter as reasonably practicable. If the members of the BTG Group shall be unable to sell all of such Voting Securities within 12 months following the date on which GTSI shall notify BTG of GTSI's election to require the BTG Group to satisfy the Call Option by means of open market sales, GTSI shall be obligated to either
(A) purchase the remaining Voting Securities at the Market Price for such
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                                                                          8
securities at the time such purchase shall be effected, or (B) rescind its exercise of the Call Option. If GTSI shall elect to purchase Voting Securities pursuant to clause (A) in the preceding sentence, settlement thereof shall be made by GTSI within 10 days following notification to the BTG Group of such election. Notwithstanding anything to the contrary herein, neither BTG nor any member of the BTG Group shall have any obligation hereunder to Transfer any Voting Securities to the extent that such Transfer would be in violation of any applicable law, rule or regulation.

          SECTION 3.02 Obligation of BTG to Dispose of Securities in Certain Circumstances.

     a. If, upon or after the conversion of the Preferred Stock into Common Stock as a result of Stockholder Approval, the aggregate percentage ownership of the BTG Group of the total combined voting power of the outstanding Voting Securities (excluding from such calculation any Common Stock issued to BTG upon conversion of the Preferred Stock which is attributable to any accrued dividend on such Preferred Stock (the "Dividend Shares")) shall at any time increase for any reason to more than 30.8% of such total combined voting power, BTG shall upon the written request of GTSI dispose of, or cause the disposal of, such excess by promptly selling in open market transactions a sufficient number of Voting Securities such that after such sales the BTG Group shall beneficially own in the aggregate (excluding from such calculation the Dividend Shares) not more than 30.8% of the total combined voting power of the then-outstanding Voting Securities.

     b. If BTG shall be required to dispose of, or cause the disposal of, Voting Securities pursuant to subsection (a) above, but shall for any reason fail to complete such disposal process within one year from the date on which such disposal requirement shall have been triggered, GTSI shall have the right to repurchase a sufficient number of shares of Common Stock from the BTG Group to reduce the BTG Group's aggregate ownership interest to such required level; provided that the price paid by GTSI for such Common Stock shall be the Market Price of such Common Stock on the date such repurchase is consummated.

     c. The parties hereto acknowledge that, unless waived by GTSI, the resale restrictions provided for in Section 2.02 shall apply to any sales of Voting Securities which the BTG Group may be obligated to make pursuant to this Section 3.02.

                                ARTICLE IV

                            BOARD OF DIRECTORS

          SECTION 4.01   BTG Designee; Joint Designee.

     a. After the date the Preferred Stock has been converted to Common Stock as a result of Stockholder Approval and until such time as the BTG Group Beneficially Owns in the aggregate less than 15% of GTSI's issued and

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                                                                          9
outstanding Voting Securities, (i) the BTG Group shall be entitled to designate one person in its sole discretion for nomination to the holders of Common Stock for election to the GTSI Board (the "BTG Designee"), (ii) the BTG Group shall be entitled to designate one additional person for nomination to the holders of Common Stock for election to the GTSI Board (the "Joint Designee"), who shall be an Independent person approved by the GTSI Board in its sole discretion as set forth in Section 4.01(b), and
(iii) GTSI agrees to nominate and recommend for approval such BTG Designee and such Joint Designee at each annual meeting of holders of Common Stock for the purpose of electing directors to the GTSI Board. The BTG Designee and the Joint Designee shall be nominated for election to the GTSI Board annually at the time of each annual meeting of stockholders for a term of office to expire at the first succeeding annual meeting of stockholders after such election and until such director's successor is duly elected and has qualified or until his earlier resignation or removal.

     b. With respect to designating the Joint Designee, the BTG Group shall give written notice to the Secretary of GTSI of the identity of the person nominated by the BTG Group. Such written notice shall be executed, manually, or by photocopy or facsimile, by an authorized officer of BTG on behalf of the BTG Group and, with respect to the nomination and election of succeeding Joint Designees, shall be timely if received at the Corporation's principal executive office not fewer than 90 days nor more than 120 days before the meeting of stockholders at which such director is to be elected. The person so nominated shall be Independent. Upon receipt of such written notice, the GTSI Board shall have 17 Business Days in which to approve or disapprove such nominee. If the GTSI Board approves such nominee, such nominee shall be the Joint Designee and GTSI shall nominate such Joint Designee at the next annual meeting of holders of Common Stock for the purpose of electing directors to the GTSI Board. If the GTSI Board disapproves such nominee, the Secretary of GTSI shall immediately give written notice thereof to BTG on behalf of the BTG Group. If such a written notice from the Secretary has not been received by BTG 17 Business Days after the receipt by GTSI of such written notice of nomination, the GTSI Board shall be conclusively deemed to have approved such nominee to be the Joint Designee and GTSI shall nominate such Joint Designee at the next annual meeting of holders of Common Stock for the purpose of electing directors to the GTSI Board. If such written notice from the Secretary has been so received within such 17 Business Days, the BTG Group may nominate another Independent person by written notice to the Secretary, subject to the same approval process as herein above provided. Such process of nomination and approval or disapproval shall continue until an Independent person is nominated who is approved or deemed to be approved by the GTSI Board. No nominations for such Joint Designee shall be made or received other than as described in this Section 4.01(b). Any election of such Joint Designee to the GTSI Board shall be by the holders of Common Stock.

     c. A vacancy of the BTG Designee position on the GTSI Board shall be filled by the GTSI Board, after written designation by the BTG Group. A vacancy of the Joint Designee position on the GTSI Board shall be filled by the GTSI Board, following nomination by the BTG Group, pursuant to the procedure described in Section 4.01(b). Directors chosen pursuant to any
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
                                                                         10
of the foregoing provisions shall hold office for a term expiring at the next annual meeting of stockholders and until their successors are duly elected and have qualified or until their earlier resignation or removal. At such time as the BTG Group Beneficially Owns in the aggregate less than 15% of GTSI's issued and outstanding Voting Securities, the BTG Designee shall be deemed to have resigned immediately as of such date.

          SECTION 4.02 Limitation on BTG Nominees. Without the prior written consent of GTSI, duly authorized by a majority of its directors other than any directors who are BTG nominees pursuant to the terms of the Series C Certificate of Designation and Section 4.01 hereof, neither BTG nor any member of the BTG Group shall have in the aggregate more than two nominees on the GTSI Board. In connection with the election of directors to the GTSI Board, the BTG Group agrees to vote its Voting Securities in favor of any GTSI nominee to the GTSI Board who (i) is a member of the GTSI Board as of the date of this Agreement or (ii) becomes a member of the GTSI Board after the date of this Agreement in an election in which the BTG Group voted its Voting Securities in his or her favor, in either case in at least the same proportion as the percentage of other Voting Securities cast for the election of such nominee.

                                 ARTICLE V

                               MISCELLANEOUS

          SECTION 5.01 Term and Termination. This Agreement shall continue in effect until at least the sixth anniversary of the date of the Closing and thereafter for so long as the BTG Group Beneficially Owns (a) in the aggregate five percent or more of the total combined voting power of Voting Securities or (b) Preferred Stock, but in no event longer than the tenth anniversary of the date of the Closing.

          SECTION 5.02 Further Assurances; Required Filings. Each of the parties shall, without further consideration, use reasonable efforts to execute and deliver to the other such additional documents and take such other action as the other may reasonably request to carry out the intent of this Agreement and the transactions contemplated hereby, including the preparation of any disclosure document that BTG may employ in connection with any permitted disposition of Voting Securities hereunder if the plan of distribution relating to such disposition shall reasonably require the preparation of such a document.

          SECTION 5.03 Amendment and Waiver. This Agreement may not be modified, amended, altered or supplemented except by a written agreement signed by GTSI and BTG which shall be authorized by all necessary corporate action of each party. Each party may waive any condition to the obligations of such party hereunder.

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                                                                         11
          SECTION 5.04 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors of the parties hereto. Except as otherwise provided herein, this Agreement shall not be assignable.

          SECTION 5.05 Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

               To GTSI:
                      M. Dendy Young
                      President and Chief Executive Officer
                      Government Technology Services, Inc.
                      4100 Lafayette Center Drive
                      Chantilly, VA 20151-1200
                      telecopier: (703) 222-5217

               With a copy to:
                      Gerald P. McCartin
                      Arent Fox Kinter Plotkin & Kahn
                      1050 Connecticut Avenue, N.W.
                      Washington, DC 20036-5339
                      telecopier: (202) 857-6395

               To BTG:
                      Edward H. Bersoff
                      President and Chief Executive Officer
                      BTG, Inc.
                      3877 Fairfax Ridge Road
                      Fairfax, Virginia 22030-7448
                      telecopier: (703) 383-4000

               With a copy to:
                      David B. H. Martin
                      Hogan & Hartson L.L.P.
                      555 Thirteenth Street, N.W.
                      Washington, DC 20004
                      telecopier: (703) 637-5910

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

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                                                                         12
          SECTION 5.07 Interpretation of Agreement. Any reference in this Agreement to an Article or a Section is a reference to an article hereof or a section hereof, respectively, and to a subsection, a paragraph, or a clause is, unless otherwise stated, a reference to a subsection, a paragraph or a clause of the Section or subsection in which the reference appears. The words "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears. References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to. The captions and headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

          SECTION 5.08 Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          SECTION 5.09   Entire Agreement.   This Agreement and the
Purchase Agreement contain the entire understanding of the parties with respect to the subject matter herein. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein and in the Purchase Agreement with respect to any matter. This Agreement, together with the Purchase Agreement, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

          SECTION 5.10 Exercise of Rights. No failure or delay on the part of either party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights or remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          SECTION 5.11 Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the Commonwealth of Virginia.

          SECTION 5.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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                                                                         13
          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                              GOVERNMENT TECHNOLOGY SERVICES, INC.


                              By:
                                   Name: Stephen L. Waechter
                                   Title:   Chief Financial Officer


                              BTG, INC.


                              By:
                                   Name: Edward H. Bersoff
                                   Title: President and
                                          Chief Executive Officer